EXHIBIT 10.2a

SHARE SUBSCRIPTION AGREEMENT

BETWEEN

MILLENNIUM INDIA ACQUISITION COMPANY INC

AND

SAM GLOBAL SECURITIES LIMITED

AND

PROMOTERS OF SAM GLOBAL SECURITIES LIMITED

Dated ___ day of May, 2007

3/F, Mahatma Gandhi Memorial Building,
7, Netaji Subhash Road, Charni Road (West),
Mumbai 400 002
Tel: (+91) 22 2281 1700
Fax: (+91) 22 2284 1800
E-mail: rajesh@aralaw.com

Strictly Private & Confidential

SHARE SUBSCRIPTION AGREEMENT

1.	DEFINITIONS AND INTERPRETATION	3

2.	SUBSCRIPTION ON COMPLETION DATE	8

3.	CONDITIONS PRECEDENT	9

4.	COMPLETION	10

5.	CONDITIONS SUBSEQUENT TO COMPLETION AND COVENANTS	12

6.	REPRESENTATIONS AND WARRANTIES	13

7.	INDEMNITY	14

8.	CO-OPERATION	16

9.	RESOLUTION OF DISPUTES	17

10.	GOVERNING LAW	17

11.	NOTICES	17

12.	TERM	18

13.	CONFIDENTIALITY AND PUBLICITY	19

14.	AUTHORIZED PERSON	19

15.	TERMINATION	20

16.	MISCELLANEOUS PROVISIONS	22

SCHEDULE 1 - PROMOTER AND PROMOTER GROUP		25

SCHEDULE 2 - COMPANY AND SAM GROUP COMPANIES		26

SCHEDULE 3 - POST COMPLETION SHAREHOLDING STRUCTURE		27

SCHEDULE 4 - CONDITIONS PRECEDENT		29

SCHEDULE 5 - RESTRICTED ACTIONS		32

SCHEDULE 6 - CONDITION SUBSEQUENT		34

SCHEDULE 7 - REPRESENTATIONS AND WARRANTIES		35

SCHEDULE 8 - PRE-COMPLETION SHAREHOLDING OF SAM GROUP COMPANIES		52

SCHEDULE 9 - LIST OF REGULATORY APPROVALS		54

SCHEDULE 10 - LIST OF CLOSING DELIVERABLES		55

ANNEXURE 1 - FORM OF SHAREHOLDERS AGREEMENT		56

ANNEXURE 2 - FORM OF NO OBJECTION LETTER		57

ANNEXURE 3 - DISCLOSURE SCHEDULE		59

ANNEXURE 4 - INVESTOR DISCLOSURE SCHEDULE		60

Strictly Private & Confidential

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made as on this ______ day of May, 2007.

BETWEEN:

(1)
MILLENNIUM INDIA ACQUISITION COMPANY INC. a company organised under the laws of the State of Delaware, United States of America and having its office address at 330 East, 38th Street, suite 46C, New York, NY 10016, USA (hereinafter referred to as “Investor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns); AND

(2)
SAM GLOBAL SECURITIES LIMITED, a company incorporated under the Indian Companies Act, 1956, having its registered office 17, Netaji Subhash Marg, Darya Ganj, New Delhi(hereinafter referred to as “Company” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors); AND

(3)	MR. AJAY GARG (“Promoter No. 1”), son of late Mr. Ramanand Garg, Indian inhabitant, residing at C-346, Saraswati Vihar, Delhi - 110088; AND

(4)	SMC GLOBAL SECURITIES LIMITED (“Promoter No. 2”), a company incorporated under the Indian Companies Act, 1956, having its registered office 17, Netaji Subhash Marg, Darya Ganj, New Delhi; AND

Strictly Private & Confidential

(5)	SMC SHARE BROKERS LIMITED (“Promoter No. 3”), a company incorporated under the Indian Companies Act, 1956, having its registered office at 17, Netaji Subhash Marg, Darya Ganj, New Delhi; AND

(6)	Person and entities listed at Schedule 1 (“Promoter Group”) represented jointly by Mr. S.C. Aggarwal and Mr. M. C. Gupta.

Promoter No.1, Promoter No.2and Promoter No.3 are collectively referred to as “Promoters”.

W H E R E A S:

A.
The Company is in the business of dealing in security market as stock broker and is providing depository services as a depository participant. The Company through SAM Group Companies (defined below) is engaged in the business of investment and merchant banking as more specifically defined in Schedule 2 of this Agreement;

B.	On the request of the Company and the Promoters, the Investor proposes to invest in the Company in accordance with the terms and subject to the conditions of this Agreement;

C.
The subscription to the Subscription Shares (defined below) by the Investor shall be in accordance with the terms and subject to the conditions of this Agreement and the number of Subscription Shares (defined below) shall be such, that post subscription and acquisition of Subscription Shares of the Company, the Investor shall be the direct, legal and beneficial owner of 14.90% of the total issued and paid up equity share capital of the Company on a fully diluted basis and indirect proportionate shareholder in the SAM Group Companies as contemplated in Schedule 3;

D.	The Parties hereto wish to record in the manner herein mentioned the terms and conditions on which the Investor shall subscribe to and acquire the Subscription Shares of the Company.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AND THIS AGREEMENT WITNESSETH AS UNDER:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions:

In this Agreement, the following terms, to the extent not inconsistent with the context thereof or otherwise defined herein, shall have the following meanings assigned to them herein below:

i.	‘Act’ shall mean the Indian Companies Act, 1956.

ii.
‘Affiliate’ in relation to the Investor, being a corporate entity, means any entity, which is a subsidiary (with Investor, directly or indirectly, holding 50.1% or more shares) of the Investor including the Investor’s Dubai Subsidiary.

iii.
‘Agreement’ shall mean this Share Subscription Agreement together with the schedules, Disclosure Schedule, and annexure thereto as from time to time made, amended, supplemented or replaced or otherwise modified in accordance with the terms of this Agreement.

Strictly Private & Confidential

iv.
‘Alternative Transaction’ shall mean (a) (i) any direct or indirect acquisition or purchase of any Securities of the Company or SAM Group Companies (including but not limited to, a subscription for new Securities or purchase of existing Securities, unless otherwise contemplated in this Agreement) or any tender offer or exchange offer or irrevocable contribution in favor of any Person, (ii) any direct or indirect acquisition or purchase of any material assets of the Company or SAM Group Companies (unless otherwise agreed in writing by the Investor), other than in the Ordinary Course of Business; or (b) any merger, consolidation, business combination, sale of a material portion of the assets, recapitalization, liquidation, dissolution, incurrence of material indebtedness or similar transaction involving the Company or SAM Group Companies; or (c) any other transaction the consummation of which would prevent or materially delay the transactions contemplated hereby.

v.
‘Applicable Law’ shall mean any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, judgment, decree, injunction, or any interpretation, determination, award, permit, license, authorization, directive requirement, ruling or decision of, agreement with, or by a Government Authority.

vi.	‘Authorised Dealer’ shall mean ICICI Bank Limited or such other bank as is notified to the Investor by the Company.

vii.
‘Bankruptcy Matter’ shall mean any matter in connection with any liquidation; dissolution; reorganization; winding up; readjustment of debts; insolvency; bankruptcy; suspension of payments, inability to repay debts as such debts become due within the meaning of Section 434 of the Companies Act; general assignment for the benefit of creditors; administration or re-organization; action to appoint or application for a consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator, administrator, operating agency or similar officer for all or any part of a Person’s assets or revenues; a case of Proceeding under any applicable suspension of payments or bankruptcy laws or regulations; or a petition seeking to take advantage of any Applicable Laws providing for relief of debtors.

viii.	‘Business’ means the business carried on by the Company including the business carried on by each of the SAM Group Companies.

ix.
‘Claim’ includes any notice, demand, assessment, letter or other document issued or action taken by any tax, fiscal or other statutory or governmental authority, body or official whatsoever (whether of India or elsewhere in the world) whereby the Company is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available.

x.
‘Completion’ shall mean completion of the events specified in Clause 4.3 below and the Investor being registered as a member in respect of the Subscription Shares in the register of members of Company.

xi.	‘Completion Date’ shall mean date mentioned in Clause 4.3 hereof.

xii.	‘Conditions Precedent’ shall mean the conditions precedent mentioned in Clause 3 of this Agreement.

xiii.
‘Derivative Securities’ of a Person shall mean any subscriptions, options, debentures, bonds, conversion rights, warrants, phantom stock rights or similar agreements, Securities or commitments of any kind obligating such Person to issue, grant, deliver or sell or cause to be issued, granted, delivered or sold (i) any shares or Securities of such Person; (ii) any Securities convertible into or exchangeable for any shares of such Person  or (iii) any rights to participate in the equity of such Person or to participate in or direct the election of any directors or officers of such Person.

Strictly Private & Confidential

xiv.	‘Effective Date’ shall mean the date of signing this Agreement by the Parties.

xv.
‘Encumbrances’ shall mean any encumbrance, lien, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention or non-disposal agreement or other restriction of a similar kind, and all other easements, encroachments and title defects of every type and nature, or any conditional sale contract, title, retention contract, or other contract to give or to refrain from giving any of the foregoing.

xvi.
‘Environment Law’ shall mean any Applicable Law pertaining to land use, air, soil, surface water groundwater (including the protection, cleanup, removal, remediation or damage thereof), public of employee health or safety or other environmental matter and any Applicable Law.

xvii.
‘Fully Diluted’ shall mean the total of all classes and series of Company or SAM Group Companies shares outstanding combined with all Derivative Securities (including both issued and un-issued), approved stock incentive plans for the employees and convertible Securities of all kinds and effect of any anti-dilution protection regarding previous financings, all on an “as if converted” basis.

xviii.
‘Governmental Authority’ shall mean any administrative agency, commission, court or other governmental or regulatory authority or instrumentality, whether central, state, local or municipal or judicial, quasi-judicial or administrative forum, including but not limited to, ministries and departments of the Government of India and Tax authorities.

xix.
‘Group Companies’ shall mean (i) SMC Comtrade Limited, (ii) DSP Insurance Brokers Private Limited, (iii) Nexgen Capitals Limited, (iv) SMC Comex International DMCC, (v) Abhichaya Investment Private Limited, (vi) Pulin Investment Private Limited, (vii) SMC Global Securities Limited.

xx.	‘INR’ or ‘Rs’ or ‘Rupees’ shall mean the lawful currency of India.

xxi.
‘Indian GAAP’ shall mean the generally accepted accounting principles recommended by the Institute of Chartered Accountants of India and where there are no such principles recommended, the accounting principles accepted in India and consistently applied from period to period and throughout any period in accordance with past practices of Company and SAM Group Companies.

xxii.	‘Investor’s Dubai Subsidiary’ shall mean the company proposed to be formed under the laws of the United Arab Emirates and Controlled by the Investor.

xxiii.
‘Knowledge’ as used with respect to Company or SAM Group Companies shall mean matters as to which any of Promoters or any director, officer manager or employee of Company or SAM Group Companies has knowledge or matters which are not actually known but could have been known by such Persons based upon reasonable inquiry in the course of business or in connection with the verification of the representations and warranties under the Agreement.

xxiv.
‘Liabilities’ shall mean any and all current liabilities, obligations, payables, forms of taxation whether of India or elsewhere in the world, past, present and deferred (including, without limitation, income tax, stamp duty, customs and other import or export duties) and all other statutory or governmental impositions, duties and levies and all penalties, charges, costs and interest relating to any Claim.

Strictly Private & Confidential

xxv.
“Licenses” shall mean all approvals, licenses, permits and other authorizations issued by central, state or local Government Authorities and required for the Business of the Company or SAM Group Companies.

xxvi.
‘Material Adverse Effect’ shall mean the occurrence or reasonably likely occurrence of any event, change, circumstance or effect that individually or in the aggregate (taking into account all other such events, changes, circumstances or effects), is or is reasonably likely to (a) have a material adverse effect to the financial conditions, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Company or SAM Group Companies, or (b) materially hinder or delay Company’s or SAM Group Companies ability to consummate the transactions contemplated herein, or (C) materially hinder Company’s or SAM Group Companies ability to operate its business substantially in the manner previously conducted following the Completion.

xxvii.
‘Ordinary Course of Business’ shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), but only to the extent consistent with Applicable Law and the custom of entities engaged in the same business as the existing business of the Company or SAM Group Companies, as the case may be.

xxviii.	‘Party’ shall mean the Investor, the Promoters or the Company referred to individually and ‘Parties’ shall mean the Investor, the Promoters and the Company referred to collectively.

xxix.
‘Person’ shall include an individual, an association, a corporation, a partnership, a joint venture, a trust, an unincorporated organisation, a joint stock company or other entity or organisation, including a government or political subdivision, or an agency or instrumentality thereof and/or any other legal entity.

xxx.
Proprietary Rights’ shall mean (i) Indian and foreign patents, patent applications, patent disclosures and improvements thereto; (ii) Indian and foreign trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof; (iii) United States and foreign copyrights, and the registrations and applications for registration thereof; (iv) computer software (including source and object code) and related specifications, flow charts and other documentation; and (v) confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know-how, technology; and all documentation relating to any of the foregoing.

xxxi.	‘Proceeding’ shall mean any action, suit, charge, hearing, claim, legal quasi-judicial, administrative, regulatory, arbitration or other alternative dispute resolution proceeding or investigation.

xxxii.
‘Representations and Warranties’ shall mean the representations, warranties covenants and undertakings given by the Company and/or the Promoters in this Agreement for themselves and for SAM Group Companies.

xxxiii.	‘Securities’ shall have the meaning provided to the term under Section 2(h) of the Securities Contract (Regulation) Act, 1956.

Strictly Private & Confidential

xxxiv.	‘Shares’ or ‘Equity Shares’ shall mean the equity shares of the Company.

xxxv.	‘Shareholder’ or ‘Shareholders’ shall mean any Person who holds any Shares.

xxxvi.	‘Shareholders Agreement’ shall mean the Shareholders Agreement to be executed between the Parties hereto in a form and manner annexed hereto as Annexure 1.

xxxvii.	‘SAM Group Companies’ shall mean (i) Nexgen Capitals Limited, (ii) Abhichaya Investment Private Limited, and (iii) Pulin Investment Private Limited more specifically defined in Schedule 2.

xxxviii.
‘Subscription Shares’ shall mean 1,750,891 Equity Shares of the Company to be subscribed to and acquired by the Investor at a total consideration of INR  262,090,893.79 constituting 14.90% of the Fully Diluted issued and paid-up share capital of the Company post Completion representing more specifically the Fully Diluted shareholding as set out in Schedule 3.

xxxix.
‘Tax’ and, collectively ‘Taxes’ shall mean any and all foreign, central, state, municipal and local (or equivalent) taxes of any country, assessments and other governmental charges, customs duties, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits sales, service, use and occupation, and value added, ad valorem, stamp duty, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

xl.
‘Tax Return’ shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

xli.	‘US GAAP’ shall mean the generally accepted accounting principles in the United States.

xlii.	‘Warrantors’ shall mean the Company and the Promoters for themselves and on behalf of SAM Group Companies and ‘Warrantor’ means any one of them.

1.2.	Other Defined Terms:

i.	‘Business Days’ means the days on which the banks are open for business in New Delhi.

ii.	‘Dispute’ shall have the meaning as ascribed to it in Clause 9.1 of this Agreement.

iii.	‘Losses’ shall have the meaning as ascribed to it in Clause 7.1 of this Agreement.

1.3.	Interpretation:

i.	The terms referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meaning ascribed to it under the relevant statute/legislation.

ii.	All references in this Agreement to statutory provisions shall be construed as meaning and including references to:

a.	Any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

Strictly Private & Confidential

b.	All statutory instruments or orders made pursuant to a statutory provision; and

c.	Any statutory provisions of which these statutory provisions are a consolidation, re-enactment or modification.

d.	Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

e.
Headings to clauses, sub-clauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the Schedules and shall be ignored in construing the same.

f.	References to recitals, clauses or schedules are, unless the context otherwise requires, are references to recitals, to clauses of or schedules to this Agreement.

g.	Reference to days, months and years are to Gregorian days, months and calendar years respectively.

h.
Any reference to the words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to clauses or annexures of this Agreement as specified therein.

i.	Any expression importing a natural person includes any company, trust, partnership, joint venture, association, body corporate or governmental agency.

j.	Where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning

k.
Reference to “Investor” shall unless repugnant to the context shall for the purpose of this Agreement, mean and include the Affiliates of the Investor. The rights under this Agreement shall be exercised by the Affiliate holding 7.451% of the issued and paid-up share capital of the Company at Completion. For computing the paid-up equity share capital of the Company, the bonus shares shall be included.

l.	The words “include” and “including” shall be construed without limitation.

2.	SUBSCRIPTION ON COMPLETION DATE

2.1.
Subject to the terms and conditions set forth in this Agreement, and relying on the Representations and Warranties and the indemnities given by the Promoters and the Company under this Agreement, the Investor agrees on the Completion Date to subscribe for and the Company agrees to issue and allot to the Investor the Subscription Shares of face value of INR10/- each at issue price of INR 149.69/- each aggregating to an amount of INR 262,090,873.79 such that post acquisition of Subscription Shares of the Company, the Investor is the legal and beneficial owner of 14.90% of the total issued and paid up equity share capital of the Company and indirect shareholder of SAM Group Companies as set out in more detail at Schedule 3. The consideration to be paid for Subscription Shares shall be referred to as the Investment Amount (“Investment Amount”).

2.2.
The Subscription Shares shall be acquired by Investor on Completion Date free from all Encumbrances and together with all rights, title and interests now or hereafter attaching thereto. The Investment Amount shall be fixed and firm and shall not be subject to escalation unless mutually agreed upon in writing between the Parties hereto.

Strictly Private & Confidential

2.3.
All payments under this Agreement shall be paid in Indian Rupees and shall be by way of pay order or banker’s draft drawn on scheduled bank in India or by way of telegraphic transfer to such account as may be notified to the Investor.

2.4.
The Subscription Shares shall rank pari pasu with the existing issued Equity Shares of the Company with respect to all stock activities including but not limited to voting rights, dividends and rights issuance.

3.	CONDITIONS PRECEDENT

3.1.
The Parties agree that the obligation of the Investor to acquire the Subscription Shares, is conditional upon the fulfillment of the conditions stipulated in Schedule 4 hereto to the satisfaction of the Investor, unless specifically waived in writing by the Investor and the Representations and Warranties continue to be true and correct on the Completion Date.

3.2.
If the Conditions Precedent mentioned in Schedule 4 are not fulfilled or satisfied or waived in writing by the Investor on or before 165 days from the Effective Date or such other date as may be mutually agreed between the Parties in writing, the Investor shall have the right to terminate this Agreement forthwith.

3.3.
The Promoters and the Company shall co-operate and provide all information and assistance to the Investor and/or its advisors and authorised representatives as reasonably requested by the Investor to enable them to verify the records/documents of the Company and SAM Group Companies, including as may be required for the purposes of the proxy statement filed by the Investor in accordance with the requirements of the laws of United States.

3.4.
Conduct Prior to Completion: During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Completion, the Promoters and the Company agree (except to the extent expressly contemplated by this Agreement or as consented to in writing by Investor) that Company and SAM Group Companies shall and Promoters shall cause the Company and SAM Group Companies to and shall ensure that each of the Company and SAM Group Companies shall, (i) carry on its business in the Ordinary Course of Business; (ii) pay its debts and taxes when due, subject to good faith disputes over such debts or Taxes, (iii) pay or perform other obligations when due, subject to good faith disputes; and (iv) use all reasonable efforts to preserve intact its present business organizations, and preserve its relationship with clients, lessors, licensors and others having business dealings with it, to the end that its goodwill and ongoing ability to provide services shall be unimpaired at the Completion. The Promoters agree to promptly notify the Investor of any event or occurrence not in the Ordinary Course of Business, and of any event which, in the opinion of the Company and/or the Promoters could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, the Company shall not and the Promoters shall cause the Company and SAM Group Companies not to and shall ensure that Company and SAM Group Companies do not engage in any of the actions set out at Schedule 5, without the prior written consent of Investor which may be withheld in its sole discretion.

3.5.	No Solicitation on Promoters, Company and SAM Group Companies.

i.
From and after the date of this Agreement until the earlier of the Completion or the termination of this Agreement, the Company, SAM Group Companies and each of the Promoters shall not and the Promoters shall ensure that the Company and SAM Group Companies shall not directly or indirectly through any officer, director, employee, representative or agent of the Promoters or the Company or SAM Group Companies or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to an Alternative Transaction; (ii) engage or participate in negotiations or discussions concerning, or provide any information to any Person with respect to, or afford any access to the properties, books or records of Company or SAM Group Companies, or take any other action to facilitate any inquiries or the making of any proposal that may reasonably be expected to lead to an Alternative Transaction; or (iii) authorize, agree into, accept, approve or recommend any agreement or understanding with respect to any Alternative Transaction. The Promoters, the Company and SAM Group Companies have terminated all and any pending discussions or negotiations relating to any Alternative Transaction and represent and warrant that they had the legal right to terminate such discussions without payment of any fee or other penalty.

Strictly Private & Confidential

ii.
The Company, the SAM Group Companies and the Promoters shall immediately notify the Investor (and no later than 24 hours) after (a) receipt by the Promoters or the Company or the SAM Group Companies (or its advisors) of Knowledge of any Alternative Transaction, or (b) if any discussions are sought to be initiated with regard to any Alternative Transaction, or (c) receipt of any request for information or for access to the properties, books or records of Company or SAM Group Companies by any Person that intends to enter into or has entered into an Alternative Transaction. Such notice shall be made orally and in writing and shall communicate to Investor the identity of the Person making such request or inquiry and any other terms of such request or inquiry and any other terms of such request or inquiry.

iii.
It is acknowledged and agreed between the Parties that the Subscription Shares are not an ordinary article of commerce and are of special value of interest to the Investor and any breach or violation of the provisions of this Clause 3.5 shall cause to Investor irreparable harm and damages for which payment in damages shall not constitute adequate relief, and that therefore, without prejudice to any and all other rights and remedies the Investor may have, the Investor shall be entitled without proof of special damage to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this Clause 3.5. Provided, however, that any sum payable to the Investor under this section as liquidated damages, compensation or costs shall not exceed US$ 2 million.

3.6.
No Solicitation by Investor. From and after the date of this Agreement until the earlier of the Completion or the termination of this Agreement the Investor shall not directly or indirectly solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to any acquisition or subscription or purchase of Securities of any company in India engaged in similar line of Business. Any breach of this clause 3.6 by the Investor shall cause irreparable harm and damages to the Promoters and the Company for which payment in damages shall not constitute adequate relief and therefore without prejudice to any and other rights available to the Company and the Promoters, the Company and the Promoters shall be entitled jointly without proof of special damage to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this Clause 3.6 provided that the Promoters and the Company can jointly claim actual liquidated damages, compensation or  costs incurred to the extent of US$ 2 million.

4.	COMPLETION

4.1.
The Promoters and the Company shall notify the Investor of the fulfillment of the Company Conditions Precedent and provide to the Investor, all the requisite documents evidencing fulfillment of such Conditions Precedent applicable to the Promoters and/or the Company and/or SAM Group Companies. The Investor through its advisors/counsel shall then satisfy itself as to the fulfillment of the Company Conditions Precedent. The Investor shall notify the Promoters and the Company within 7 days from the date of receipt of all the documents/information from the Promoters of its satisfaction or dissatisfaction with the same or of waiving the fulfillment of any of the Company Conditions Precedent applicable to the Promoters and/or the Company and/or the SAM Group Companies.

Strictly Private & Confidential

4.2.
 In case the Investor notifies the Promoters or the Company of its dissatisfaction under Clause 4.1 above, the Promoters shall fulfill the unfulfilled Conditions Precedent on receipt of such notice and shall provide to the Investor, all requisite documents evidencing fulfillment of that Condition Precedent. The procedure referred to in Clause 4.1 above shall be followed thereafter until the fulfillment of all Company Conditions Precedent applicable to the Promoters and/or Company and/or SAM Group Companies, to the satisfaction of the Investor.

4.3.
Upon fulfillment of all the Conditions Precedents to the satisfaction of the Investor or if specifically waived in writing by the Investor, the Parties shall proceed to complete the subscription and purchase of Subscription Shares to the Investor (‘Completion’) in the manner provided in this Clause 4 and shall agree upon a date on which the Completion shall take place. The date so agreed between Investor, the Company and the Promoters shall hereinafter be referred to as the ‘Completion Date’, which in any case shall not be later than 165 days from the Effective Date. This date may however be extended upon mutual agreement between the Parties.

4.4.
The Completion shall take place at the time and place mutually agreed between the Parties and on simultaneous completion of the following actions and receipt of the Investment Amount as indicated in Clause 4.5:

i.	The Promoters shall convene meeting of the Board of Directors of the Company, wherein the Board shall pass the following resolutions:

ii.	Approve issue and allotment of Subscription Shares.

iii.	Appoint one nominee of Investor as director.

iv.	Enter the name of the Investor as the legal and beneficial owner of the Subscription Shares free of all Encumbrances, in the register of members of the Company.

v.	Notify/intimate regulatory authorities as required under Applicable law.

4.5.
The Promoters shall convene meeting of the Board of Directors and/or shareholders as may be required under Applicable Law for the SAM Group Companies, wherein the Board of Directors and the shareholders of respective companies shall pass the following resolutions:

i.	Noting the indirect change in the shareholding, pursuant to investments made by Investor in the Company and reflecting the proposed shareholding as contemplated under Schedule 3.

ii.	Pass necessary board resolutions, shareholders resolution and take such actions as may be necessary to adopt the revised Articles of Association as set out in Schedule 4 of the Shareholders Agreement.

iii.	Notify/intimate regulatory authorities as required under Applicable law.

4.6.	The Promoters shall deliver and cause the Company and SAM Group Companies to deliver, wherever required, the following documents to the Investor:

i.
A certificate signed by the Promoters and the Company to the effect that the Representations and Warranties contained in this Agreement, continue to be true and correct as on the Completion Date with the same effect as though such Representations and Warranties had been made as of such date;

Strictly Private & Confidential

ii.	Original share certificates evidencing the Subscription Shares or credit of the Subscription Shares in the depository account provided by the Investor to the Company; and

iii.	Other documents as specifically identified as Schedule 10.

4.7.
Simultaneously upon completion of all the steps contemplated in Clause 4.4 above (but prior to the issue of share certificate or credit of the Subscription Shares in the depository account provided by the Investor to the Company), the Investor shall remit the Investment Amount, for credit to the account of the Company as intimated to the Investor in accordance with Clause 2.3.

4.8.	Immediately after subscription and purchase of Subscription Shares by the Investor, the shareholding pattern of the Company and the SAM Group Companies shall be as set out in Schedule 3.

4.9.
The Parties agree to take all measures that may be required to ensure to the extent possible, that all the events contemplated in this Clause 4 on the Completion Date are completed on the same day unless otherwise specifically agreed in writing by the Parties.

4.10.
Notwithstanding the provisions of Clause 4.7, all proceedings to be taken and all documents to be executed and delivered by the Parties at Completion shall be deemed to have been taken and executed simultaneously to the extent possible and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

5.	CONDITIONS SUBSEQUENT TO COMPLETION AND COVENANTS

5.1.
The Investor’s obligation to subscribe for and purchase of Subscription Shares at the Completion is subject to the fulfillment after the Completion of each of the conditions as set out in Schedule 6, unless waived in writing by such Investor at the Completion.

5.2.
No Guarantee/Pledge. The Investor shall not at any point in time be required to pledge their Subscription Shares or provide any guarantee or other support to any third party, including without limitation lenders of Company and/or SAM Group Companies.

5.3.
Ethical Business Practices. The Company and SAM Group Companies shall and the Promoters shall ensure that the Company and SAM Group Companies shall ensure that the business practices of Company and SAM Group Companies are ethical and in accordance with Applicable Laws.

5.4.
Variances to annual operating budget & business plan. Any proposed variance to the annual operating budget, business plan or estimations in relation to capital expenditure or indebtedness (including giving of security for or guaranteeing debts but excluding (i) loan taken against the investments as appearing in the stock-in trade and investments in third party securities and given as security to exchanges/banks/institution by Company on behalf of  Group Companies or  Group Companies on behalf of the Company, and (ii) any guarantees given to exchanges on behalf of the Company or any Group Companies or vive versa) beyond 25% of what is stated in the annual operating budget, business plan or estimations along with reasons for such variance shall be brought to the immediate attention of the Board and shall not be implemented without the prior written consent of Investor.

Strictly Private & Confidential

5.5.
Financial and accounting records. The Company and SAM Group Companies shall maintain true and accurate financial and accounting records of all operations in accordance with Indian GAAP, and in accordance with all relevant Indian statutory and accounting standards and the policies from time to time adopted by the respective Board of Directors. The financial statements and accounts of Company and SAM Group Companies shall be prepared in English and shall be audited on an annual basis.

5.6.
Inspection & Audit Rights of Investor. The Company and SAM Group Companies shall and the Promoters shall ensure that the Company and SAM Group Companies, on receiving a request from Investor provide as soon as practicable to Investor copies of any documents, secretarial, accounting or other records which are prepared and maintained by Company and SAM Group Companies as may be required by Investor. The Investor shall have full and complete access to the premises, records, accounts, documents of Company, SAM Group Companies and their subsidiaries with rights, by itself or through its authorised representatives, to inspect such accounts, records and documents.

5.7.
Listing of Subscription Shares. Company shall take necessary steps and the Promoters shall ensure that the Company makes necessary applications and ensure that the Subscription Shares of the Investors are listed on the regional stock exchanges where the Equity Shares of the Company are currently listed as soon as possible after Completion.

5.8.
Investor shareholding. Promoters and the Company shall ensure that on completion of the proposed merger of the Company with SMC Global Securities Limited, the Investor will continue to hold at least 14.90% of the post merger issued and paid-up share capital of SMC Global Securities Limited.

5.9.
Listing. The Company shall and the Promoters shall ensure that the Equity Shares of the Company are listed on the Bombay Stock Exchange Limited and/or National Stock Exchange Limited within four (4) years from the date of Completion.

6.	REPRESENTATIONS AND WARRANTIES

6.1.
True and Accurate: The Warrantors represent, warrant and undertake to the Investor, that each of the statements set out in this Clause and Part 1 of Schedule 7 hereof, as applicable to the Warrantors, is now and will be true and accurate at the Completion Date. The Warrantors acknowledge that the Investor, in entering into this Agreement, is relying on such representations, warranties and undertakings and shall be entitled to treat the same as conditions of the Agreement.

6.2.
Investor Representation: The Investor hereby represents and warrants that subject to the fulfillment of the Condition Precedent to this Agreement, it has the corporate power and authority to execute, delivers and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by the Investor of this Agreement has been duly authorized and approved by its board of directors. Investor additionally makes the representations and warranties as set out in this Clause and Part 2 of Schedule 7, is true now and will be true and accurate at the Completion Date.

6.3.
Separate and Independent: Each of the Representations and Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Representations and Warranty or any other term of this Agreement, which is not expressly referenced to the Representations and Warranty concerned.

6.4.
Knowledge: If any Representation or Warranty is qualified by Knowledge, then it means that the Representation or Warranty has been made to the Knowledge of the Warrantors, after the Warrantors have made and caused to be made such due and proper inquiries as may be required in respect of the relevant matter to obtain informed Knowledge.

Strictly Private & Confidential

6.5.
Undertaking: None of the Warrantors shall do, allow or procure any act or omission before the Completion Date which would respectively constitute a breach of any of the Representations and Warranties if they were given at the Completion Date, or which would make any of the Representations and Warranties inaccurate or misleading if they were so given.

6.6.
Notification of breach: Each of the Warrantors hereby agree to disclose promptly to the Investor in writing immediately upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Agreement which:

i.	would render any of the Representations and Warranties to be inaccurate;

ii.	in the Knowledge of the Warrantors has, or is likely to have, a Material Adverse Effect on the Company or SAM Group Companies.

6.7.	Survival: The Representations and Warranties provided in this Agreement shall survive the Completion Date for a period of three (3) years.

6.8.
Investor’s Reliance. The Company and the Promoter hereby agree and acknowledge that the Investor has agreed to subscribe to the Subscription Shares inter alia relying upon the Representations and Warranties.

7.	INDEMNITY

7.1.
Without prejudice to any other right available to the Investor in law or under equity, the Company and the Promoters (“Indemnifying Party”) shall jointly and severally indemnify, defend and hold harmless the Investor, their Affiliates, directors, advisors, officers, employees and agents, (collectively the “Investor Indemnified Party”), from and against any and all direct and actual liabilities, damages, demands, Claims including third-party claims (“Third-Party Claims”), actions, judgments or causes of action, assessments, interest, fines, penalties, and other costs or expenses (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys’ fees and out of pocket expenses) (“Losses”) (excluding any indirect and remote Third Party Claims or loss of profit or opportunities or such punitive damages), directly or indirectly, based upon, arising out of, or in relation to or otherwise in respect of:

i.
any willful misrepresentation or false information in or any breach of any Representation and Warranty, covenant or agreement of the Promoters or Company contained in this Agreement or any document or other papers delivered by any of them to the Investor (other than relating to forward looking statement and future projections or disclosed in the Disclosure Schedule) in connection with or pursuant to this Agreement;

ii.	any liability arising out of non compliance of any obligation undertaken by the Company or the Promoters;

iii.
any liabilities and obligations of whatever nature relating to any litigation, Claim or governmental investigation pending or relating to the business or operations of the Promoters or the business of the Company or SAM Group Companies prior to the date of execution of this Agreement and as on the Completion Date and not disclosed in the Disclosure Schedule;

Strictly Private & Confidential

iv.
any liability due to any non-compliance of any Applicable Law, rules or regulations prior to the date of execution of this Agreement and as on the Completion Date and not disclosed in the Disclosure Schedule.

v.	Irrespective of any disclosures made in the Disclosure Schedule, any Losses arising out of the termination of license obtained by the Company from Bombay Stock Exchange Limited

7.2.
Limitation of Liability. The Company’s and the Promoters’ obligation to indemnify the Investor under Clause 7.1 and Clause 7.3 shall not exceed an amount equal to the Investment Amount. Provided further that, Promoters’ obligation to indemnify the Investor under Clause 7.1 and Clause 7.3 will be limited to the extent of and for the amount of shortfall in the Losses that the Company has failed to pay to the Investors in the first place.  Further, for the purposes of this Clause 7.1 and Clause 7.3, the term Promoters shall only include:(i) Mr. M.C. Gupta, (ii) Mr. S.C. Aggarwal, (iii) Mr. Ajay Garg, (iv) SMC Global Securities Limited, (v)  SMC Share Brokers Limited and no other Promoters.

7.3.
Any compensation or indemnity as referred to in Clause 7.1 above shall be such as to place the Investor in the same position as it would have been in, had there not been any such breach and as if the Representation and Warranty under which Investor is to be indemnified, had been correct.

7.4.
The Investor shall not assume in any manner, any responsibility or liability whatsoever in respect of the business of the Company, the SAM Group Companies, or its operations or activities, to any Person, firm, the company, body corporate or other entity and any authority, whether central, state, local, municipal or otherwise, in respect of any time prior to or after the Completion Date, nor assume any responsibility or liability for any non-compliance, of any Applicable Law, rules, regulations, any monetary or other liability.

7.5.	Procedure for Indemnification:

i.
The Investor Indemnified Party shall give notice to the Indemnifying Part of any Claim, specifying in reasonable detail the factual basis for the Claim, the amount thereof, estimated in good faith, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Claim shall have occurred.

ii.
With respect to Claim solely between the parties hereto, following receipt of written notice from the Indemnified Party of a Claim, the Indemnifying Party shall have fifteen (15) days to make such investigation of the Claim as the Indemnifying Party deems necessary or desirable, and the Investor Indemnified Party agrees to make available to the Indemnifying Party to substantiate the Claim. If the Investor Indemnified Party and the Indemnifying Party agree at or prior to the expiration of the fifteen (15) day period to the validity and amount of such Claim, or if the Indemnifying Party fails to notify the Indemnified Party of any dispute with respect to the validity or amount of such Claim within such fifteen (15) day period, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the Claim, subject to the terms hereof. If the Investor Indemnified Party and the Indemnifying Part do not agree within the fifteen (15) day period, the Indemnifying Party shall immediately pay to the Indemnified Party the amount of such Claim to the extent the parties agree or remains undisputed, and the Investor Indemnified Party may seek appropriate remedy at law or equity, as applicable, subject to the limitations hereof, with respect to any portion of its Claim not paid by the Indemnifying Party hereunder.

Strictly Private & Confidential

iii.	Third-Party Claims: The obligations and liabilities of each party to this Agreement under Clause 7.1 hereof related to Third-Party Claims shall be subject to the following terms and conditions:

a.
At any time after receipt of notice of any Third-Party Claim asserted against, imposed upon or incurred by an Investor Indemnified Party, the Investor Indemnified Party shall notify the Indemnifying Party of such claim in writing. The Indemnifying Party shall be entitled, at its own expenses, to participate in and, upon written request from the Investor Indemnified Party, shall undertake the defense thereof in good faith by counsel of the Indemnifying Party’s own choosing, which counsel shall be satisfactory to the Investor Indemnified Party; provided, however, that (i) the Investor Indemnified Party shall at all times have the option, at its own expense, to participate fully therein (without controlling such action) and (ii) if in the Investor Indemnified Party’s judgment a conflict of interest exists, such Investor Indemnified Party shall be entitled to select counsel of its own choosing reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

b.
If within thirty (30) days after written notice to the Investor Indemnified Party of the Indemnifying Party’s intention to undertake the defense of any Third-Party Claim the Indemnifying Party shall fail to defend the Investor Indemnified Party against such Third Party Claim, the Investor Indemnified Party will have the right (but not the obligation) to undertake the defense and/or enter into a compromise or settlement of such Third-Party Claim on behalf of, and for the account and at the risk of, the Indemnifying Party.

iv.
Each Party shall provide the other with access to all records and documents within the first named party’s possession, custody or control relating to any Third Party Claim, and shall otherwise co-operate with the other Party with respect to defending any Third-Party Claim.

7.6.
Other Rights and Remedies Not Affected: The Parties hereto acknowledge and agree that damages alone would not provide an adequate remedy for any breach or threatened breach of the provisions of this Agreement and therefore that, without prejudice to any and all other rights and remedies the Investor may have (including but not limited to, damages), the Investor shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this Agreement. The remedies set forth in this Clause 7 are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

8.	CO-OPERATION

8.1.
The Parties shall use their best efforts to ensure that the transactions contemplated by this Agreement are consummated as per the terms hereof, including without limitation, obtaining all approvals from the applicable government and/or regulatory authorities and other Persons as may be necessary or reasonably requested by Investor in order to consummate the transaction contemplated by this Agreement.

8.2.
The Promoters, Promoter Group and the Company, in so far as the SAM Group Companies is concerned undertake to ensure that they, their representatives and proxies representing them at the general meetings of the Company and the SAM Group Companies, shall at all times exercise their votes and through their respective appointed/nominated Directors (or alternate Directors) at Board meetings and otherwise, act in such manner so as to comply with, and to fully and effectually implement the spirit, intent and specific provisions of this Agreement.

Strictly Private & Confidential

9.	RESOLUTION OF DISPUTES

9.1.
Amicable Settlement: If any dispute arises between Investor and/or the Promoters and/or Company during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate (“Dispute”), the disputing Parties hereto shall endeavour to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 60 days from the date of the Dispute.

9.2.
Conciliation: If the Parties are unable to amicably settle the Dispute in accordance with Clause 9.1 within the period specified therein, the Parties shall forthwith but not later than 30 days after expiry of the aforesaid period, refer the Dispute to conciliation for resolution of the said Dispute to a retired High Court Judge or a reputed Chartered Accountant acceptable to the Parties. The attempt to bring about such resolution shall be considered to have failed if not resolved within 30 days from the date of receipt of a written notification in this regard.

9.3.
Arbitration: If the Parties are unable to amicably settle the Dispute in accordance with Clause 9.2 within the period specified therein, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and making a reference to an arbitration panel of three arbitrators. Each party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators, so appointed shall appoint a third arbitrator. The Arbitration proceedings shall be held in accordance with the rules of the Singapore International Arbitration Centre. The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

i.	The place of the arbitration shall be Singapore.

ii.	The proceedings of arbitration shall be in the English language.

iii.
The Arbitrator’s award shall be substantiated in writing. The court of arbitration shall also decide on the costs of the arbitration proceedings. In case the arbitrators have not decided on the costs of the arbitration proceedings, each Party to the Dispute shall bear its own costs, in relation to the arbitration proceedings.

iv.	The award shall be binding on the Parties subject to the Applicable Laws in force and the award shall be enforceable in any competent court of law.

v.	The Indian courts shall have exclusive jurisdiction.

10.	GOVERNING LAW

This Agreement shall be governed by and construed under the laws of India, without regard to the conflicts of law provisions thereof.

11.	NOTICES

11.1.
Any notice or other communication that may be given by one Party to the other shall always be in writing and shall be served either by (i) hand delivery duly acknowledged; or (ii) sent by registered post with acknowledgment due; or (iii) by facsimile at the respective addresses set out herein below or at such other address as may be subsequently intimated by one party to the other in writing as set out herein. If the notice is sent by facsimile, the said notice shall also be sent by registered post acknowledgment due.

Strictly Private & Confidential

The Investor:	Mr. F. Jacob Cherian
Address:	330 East, 38th Street, suite 46C, New York, NY 10016, USA
Tel:	+1 917 528 5632

With a copy to:

(i)	Ira Roxland
Sonnenschein Nath & Rosenthal LLP
1221 Aevnue of the Americas
New York, NY 10020-1089
Fax: +1 212 768 6800

(ii)	Rajesh Begur
A.R.A. LAW
3/F Mahatma Gandhi Road
Charni Road (West)
Mumbai – 400 002
Fax: +91 222 2284 1800

The Company:	SAM Global Securities Limited
Address:	17, Netaji Subhash Marg, Darya Ganj, New Delhi - 110002
Tel:	011-30111000
Facsimile:	011-23263297
Attn:	Mr. Ajay Garg

The Promoter and Promoter Group:	Mr. S.C Aggarwal
Address:	C-335, Saraswati Vihar, New Delhi - 110088
Tel:	011 - 3111000
Facsimile:	011 - 23263297

11.2.
All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) the business date of receipt, if sent by courier or hand delivery; or (iii) the expiry of seven days after posting, if sent by registered post.

11.3.	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Party not less than 10 days prior written notice.

12.	TERM

This Agreement shall come into effect and force and be binding on the Parties from the date first written above and shall remain in full force for a period of three years unless:

(i)	terminated in accordance with the provisions of this Agreement, or

(ii)
the Investor failing to hold at least 7.451% of the issued and paid-up share capital of the Company at Completion. For computing the paid-up equity share capital the bonus shares shall be included, whichever is earlier.

Strictly Private & Confidential

13.	CONFIDENTIALITY AND PUBLICITY

13.1.
The Parties recognize that each of them will be given and have access to confidential and proprietary information of the other Parties. The Parties undertake not to use any of such confidential information for their own corporate purposes without the prior written consent of the Party owning such information and shall use their best efforts to keep confidential and not to disclose to any third party any of the other Parties’ confidential and proprietary information. The Parties shall also cause their respective directors, employees, officers and any other persons to whom the above mentioned information is disclosed to execute a letter of confidentiality to the effect provided in this Clause. The obligations of confidentiality shall not apply to any information that:

i.	was developed independently by the Parties;

ii.	was known to the Party prior to its disclosure by the disclosing Party;

iii.	has become generally available to the public (other than by virtue of its disclosure by the receiving Party);

iv.	may be required in any report, statement or test, the Company submitted to any governmental or regulatory body;

v.	may be required in response to any summons or subpoena or in connection with any litigation; or

vi.	may be required to comply with any law, order, regulation or ruling applicable to any Party hereto.

Provided that prior to any disclosure in respect of a request to disclose confidential information under subclauses (iv), (v) and (vi), above a Party must first notify the Party owning such confidential information, who shall then have the opportunity to respond to and/or dispute such request. The provisions of this Clause shall survive the termination of this Agreement.

13.2.
Upon termination of this Agreement, the Parties shall cause the Company to either (i) return to the Investor and the Promoter, as applicable, and the Parties shall return to each other, all documents and information belonging to such Person and all copies thereof in the possession or under the control of a Party which does not own such property, and all confidential information in whatever media; or (ii) destroy all documents and information belonging to the other Party and all copies thereof in the possession or under the control of a Party.

13.3.
Publicity. Except as required by Applicable Law, the Company, Promoters and the Investor (or any of their respective Affiliates) shall not, and the Promoters shall cause the Company not to, without the prior written consent of each other Party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure required by Applicable Law, the disclosing party shall consult with the other Parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

14.	AUTHORISED PERSON

For the purposes of this Agreement, the SAM Group Companies and Promoter Group shall be represented by Mr. S.C. Aggarwal and Mr. M.C. Gupta, jointly and severally. Accordingly, the SAM Group Companies and Promoter Group hereby authorise Mr. S.C. Aggarwal and Mr. M.C. Gupta to, jointly and severally, represent and take any decision which may be required to be taken, do all acts and execute all documents which are or may be required by the SAM Group Companies and Promoter Group for the proper and effective fulfillment of the rights and obligations under this Agreement. Any action taken or deed performed or document executed by Mr. S.C Aggarwal and/or Mr. M.C. Gupta shall be deemed to be acts or deeds done or documents executed by all the SAM Group Companies and/or Promoter Group, and shall be binding on all the SAM Group Companies and Promoter Group.

Strictly Private & Confidential

15.	TERMINATION

15.1.	Termination before Completion:

i.	Grounds of Termination. This Agreement may be terminated at any time prior to Completion upon the occurrence of any of the following events:

a.	By mutual written agreement of the Parties.

b.
By the Investor upon written notice to the Promoters and Company, if there shall have been: (i) a breach of any Representation and Warranty made under this Agreement, or if any Representation and Warranty shall have become untrue in any respect, or (ii) a breach by the Warrantors of any of their covenants or agreements hereunder and such breach is not cured within thirty (30) days after notice thereof by the Non-defaulting Party, or (iii) in case of Material Adverse Effect.

c.
By the Investor only, upon written notice to Promoters and Company, if any Governmental Authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

d.
By the Investor only, in the event the Company or any SAM Group Companies or any Promoter becomes or is declared insolvent or bankrupt, makes an assignment for the benefit of all or substantially all of its creditors, enters into an agreement for the composition, extension or readjustment of all or substantially all or of its obligations, or becomes the subject of any Proceedings related to its liquidation or insolvency or for the appointment of a receiver or similar officer.

e.
By the Promoters only, in the event the if the Investor becomes or is declared insolvent or bankrupt, makes an assignment for the benefit of all or substantially all of its creditors, enters into an agreement for the composition, extension or readjustment of all or substantially all or of its obligations, or becomes the subject of any Proceedings related to its liquidation or insolvency or for the appointment of a receiver or similar officer.

f.
By Investors only, on termination of the Share Subscription Agreement and/or Shareholders Agreement with SMC Global Securities Limited for any reason whatsoever attributable to the Company and the Promoters.

ii.
The Parties acknowledge and agree that Promoters must exercise the right to terminate this Agreement pursuant to Clause 15 as a group and that no individual Promoter shall have the right to exercise such right without agreement of the other Promoters.

Strictly Private & Confidential

iii.
Effect of Termination Before Closing: The provisions of Clause 7 (Indemnity), Clause 9 (Resolution of Disputes), Clause 10 (Governing Law), Clause 13 (Confidentiality), Clause 16 (Miscellaneous Provisions) and this Clause 15.1(iii)shall survive the termination hereof.

15.2.	Termination after Completion.

i.	Grounds of Termination. This Agreement may be terminated after Completion as follows:

a.	If so agreed in writing by Promoters and Investors.

b.
By the Investor with immediate effect by notice in writing to the Promoters if the Company or any of the SAM Group Companies is declared insolvent, bankrupt, industrially sick, or is unable to pay its debts, or enters into a compromise or any arrangement with its creditors, or in the event that a trustee, receiver or liquidator is appointed to take over all or a substantial part of the assets of the Company or any SAM Group Companies or if the Company or any SAM Group Companies are liquidated or dissolved.

c.
If the Promoters or Company or SAM Group Companies or any of them (the “Defaulting Party”) commits any material breach under this Agreement which has Material Adverse Effect, the Investors may terminate this Agreement with immediate effect if such material breach is not remedied within thirty (30) days after receipt by the Defaulting Party of a written notification of default from the Investor

d.
By the Promoters with immediate effect by notice in writing to the Investor, if the Investor is declared insolvent, bankrupt, industrially sick or is unable to pay its debts, or enters into a compromise or any arrangement with its creditors, or in the event that a trustee, receiver or liquidator is appointed to take over all or a substantial part of the assets of the Investor or if the Investor is liquidated or dissolved.

e.
By the Investor, if at any time the facts emerge indicating that the Company and / or Promoters have intentionally withheld or suppressed information or made any misrepresentations which would have had a Material Adverse Effect.

f.
By Investors only, on termination of the Share Subscription Agreement and/or Shareholders Agreement with SMC Global Securities Limited for any reason whatsoever attributable to the Company and the Promoters.

g.
By the Investor, if within four years from the signing of this Agreement, conditions exist that would allow for a listing of the Company’s equity shares on any agreed Indian stock exchange(s) as contemplated in Clause 5.8 of the Agreement and the Company and/or the Promoters decide for reasons of their own not to seek a listing unless such listing is postponed at the request of the Investor.

ii.
The provisions of Clause 6 (Representation and Warranty), Clause 7 (Indemnity), Clause 9 (Resolution of Disputes), Clause 10 (Governing Law), Clause 13 (Confidentiality), Clause 16 (Miscellaneous Provisions) and this Clause 15.2 (ii)shall survive the termination hereof.

Strictly Private & Confidential

16.	MISCELLANEOUS PROVISIONS

16.1.
Reservation of Rights: No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.

16.2.
Cumulative Rights: All remedies of either Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom or trade usage, are cumulative and not alternative and may be enforced successively or concurrently.

16.3.
Partial Invalidity: If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision. Provided however, if said provision is fundamental provision of this Agreement or forms part of the consideration or object of this Agreement, the provision of this Clause shall not apply.

16.4.
Amendments: No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by all the Parties. The Parties may mutually agree to amend or waive any terms of this Agreement.

16.5.
Assignment: This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no Party shall assign or transfer any of its rights and liabilities hereunder to any other Person without the prior written consent of the other Parties which will not be unreasonably withheld. Notwithstanding anything stated above, the Investor shall be entitled to assign its rights and obligations hereunder to any of its Affiliates without the consent of the other Parties provided that Investor shall continue to be liable for the Investment Amount, subject to terms of this Agreement, irrespective of such assignment.

16.6.
Entire Agreement: This Agreement constitutes the entire Agreement between the Parties with respect to the subscription and purchase of Subscription Shares and supersedes and cancels any prior oral or written agreement, representation, understanding, arrangement, communication or expression of intent relating to the subject matter of this Agreement.

16.7.
Relationship: None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

16.8.
Costs: Each Party shall bear its own expenses incurred in preparing this Agreement. The stamp duty and other costs payable: (i) on this Agreement, (ii) the issue of Subscription Shares to the Investor and (iii) transfer of shares in order to restructure the shareholding of SAM Group Companies as contemplated under this Agreement, shall be borne by the Company or SAM Group Companies.

Strictly Private & Confidential

16.9.
Force Majeure: No Party shall be liable to the other if, and to the extent, that the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including but not limited to, Government legislations, fires, floods, explosions, epidemics, accidents, acts of God, wars, riots, strikes, lockouts, or other concerted acts of workmen, acts of Government and/or shortages of materials. The Party claiming an event of force majeure shall promptly notify the other Parties in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other Parties informed of any further developments. The Party so affected shall use its best efforts to remove the cause of non-performance, and the Parties shall resume performance hereunder with the utmost dispatch when such cause is removed. However, it is agreed between the Parties that if such event continues for more than 60 (sixty) days the affected Party may terminate this Agreement thereafter, unless mutually agreed between the Parties.

16.10.
Severance: Any provision of this Agreement which is invalid or unenforceable under Applicable Law shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the validity, legality and enforceability of the remaining provisions hereof. Should any provision of this Agreement be or become ineffective for reasons beyond the control of the Parties including any provisions under Applicable Law, the Parties shall use reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the inefficient provision.

16.11.
Good Faith Negotiations and Further Assurances: Subject to Clause 15.1, the Parties agree that if the transactions contemplated in this Agreement cannot be completed in the manner set forth herein, then the Parties shall use reasonable endeavours to enter into other transaction, no later than sixty (60) days from the expiration of one hundred and sixty five (165) days period from the Effective Date, that (a) would result in a substantially similar outcome and (b) do not materially prejudice any of the Parties. Each of the Parties further agrees that, during any such negotiations, it shall refrain from initiating any legal actions against the other Parties.

16.12.
Execution in Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

16.13.
Authorisation: The persons signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signing.

Signature Page Follows:

Strictly Private & Confidential

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS ON THE DAY, MONTH AND YEAR HEREIN WRITTEN:

Millennium India Acquisition Company Inc.	SAM Global Securities Limited

Name: Mr. F Jacob CHERIAN	Name: Ajay GARG
Title: CEO & President	Title: Director

Name: Mr. Suhel KANUGA
Title: CFO and Exec Vice President

PROMOTERS AND PROMOERS GROUP
SMC Global Securities Limited

Mr. Ajay GARG	Mr. S.C. AGGARWAL

SMC Share Brokers Limited

Mr. S.C. AGGARWAL and Mr. M.C. Gupta (for and on behalf of the Promoter Group)	Mr. M.C. GUPTA

Strictly Private & Confidential

SCHEDULE 1 -   PROMOTER AND PROMOTER GROUP

PROMOTERS

Name	Number of Share	Percentage
SMC Global Securities Ltd.	970000	9.70
SMC Share Brokers Ltd.	970000	9.70
Ajay Garg	150000	1.50

PROMOTERS GROUP

Name	Number of Share	Percentage
Jai Ambey Share Broking Ltd.	970000	9.70
MVR Share Trading (P) Ltd.	960000	9.60
A To Z Consultants (P) Ltd.	725000	7.25
A To Z Venture Capitals Ltd.	725000	7.25
Rolex Finvest (P) Ltd.	725000	7.25
Zee Datatline (P) Ltd.	725000	7.25
Anurag Bansal	150000	1.50

Strictly Private & Confidential

SCHEDULE 2 -   COMPANY AND SAM GROUP COMPANIES

S. No.	Name of Company	Status	Activity
1. 2. a) b) c)	SAM Global Securities Limited SAM Global Securities Limited Group Companies Pulin Investment Private Limited Abhichhaya Investment Private Limited Nexgen Capitals Limited

•  Registered as Member with BSE for Capital Market
•  Registered as Member with BSE as trading and clearing member in F&O.
•  Registered as Depository Participant with the Central Depository Services (India) Ltd.

Investment Company

Investment Company

Category-I Merchant Banker
• Trading/ Broking in: - Capital Market Segment - Future & Option Market Segment • Clearing member (F & O) • Providing depository participant services Investment Investment Merchant Banking Activities

Strictly Private & Confidential

SCHEDULE 3 – POST COMPLETION SHAREHOLDING STRUCTURE

SAM GLOBAL SECURITIES LIMITED

Name	Number of	Face value	Amt. Paid	% of total
	shresheld	per shares (Rs)	(Rs. In lakhs)
Promoters
SMC Global Securities Ltd.	970,000	10	9,700,000.00	8.25
SMC Share Brokers Ltd.	970,000	10	9,700,000.00	8.25
Jai Ambe Share Broking Ltd.	970,000	10	9,700,000.00	8.25
MVR Share Trading (P) Ltd.	960,000	10	9,600,000.00	8.17
ATOZ Consultants (P) Ltd.	725,000	10	7,250,000.00	6.17
ATOZ Venture Capital Ltd.	725,000	10	7,250,000.00	6.17
Rolex Finvst (P) Ltd.	725,000	10	7,250,000.00	6.17
Zee Dataline (P) Ltd.	725,000	10	7,250,000.00	6.17
Mr. Anurag Bansal	150,000	10	1,500,000.00	1.28
Mr. Ajay Gupta	150,000	10	1,500,000.00	1.28
Millennium India Acquistion Company Inc	1,750,891	10/-	17,508,910.00	14.90
Others	2,930,057	10	29,300,570.00	24.93
TOTAL	11,750,948	10	117,509,480.00	100

ABHICHHAYA INVESTMENTS PRIVATE LIMITED

Name of Shareholder	No. of shares held	Percentage

Promoters
SMC Comtrade Limited	18,200	39.91
SAM Global Securities Ltd.	12,200	26.75
Others	15,200	33.34
TOTAL	45600	100

PULIN INVESTMENTS PRIVATE LIMITED

Name of Shareholder	No of shares held	Percentage

SMC Comtrade Limited	14,000	39.88
SAM Global Securities Ltd.	9,400	26.78
Others	11,700	33.34
TOTAL	35100	100

Strictly Private & Confidential

NEXGEN CAPITALS LIMITED

Name of Shareholder	No of shares held	Percentage

Abhichhaya Investments (P) Ltd.	1141897	44.93
Pulin Investments (P) Ltd.	1195363	47.03
SMC Comtrade Limited	69,600	2.74
Others	134,800	5.3
TOTAL	2541660	100

Strictly Private & Confidential

SCHEDULE 4 - CONDITIONS PRECEDENT

PART 1: CONDITIONS PRECEDENT OF PROMOTERS AND THE COMPANY

1.	Board approval by Company: The Board of Directors shall have passed necessary resolutions at duly constituted meetings approving the issue of the Subscription Shares.

2.
Shareholders approval by Company: The Company shall have been passed at a resolution at its general meeting approving resolution under section 81(1A) of the Act the preferential allotment of the Subscription Shares to the Investor.

3.
Increase Authorized Share Capital: The Company shall have increased its authorized share capital as necessary to issue the Subscription Shares to Investor and the Company shall have paid the necessary stamp duties and filed necessary forms with Registrar of Companies.

4.
Articles of Association.  Shareholders approval shall have been obtained for amending Articles of Association of the Company and SAM Group Companies in a manner necessary to facilitate the transaction contemplated by this Agreement.

5.
Shareholding of SAM Group Companies: Each of the SAM Group Companies shall have changed the existing shareholding structure in a manner to ensure that the shareholding of SAM Group Companies reflects the proposed shareholding structure as specified in Schedule 8 hereto.

6.
Material Adverse Effect. There shall not have been any event, such as, (i) termination or cancellation of material Licenses of the Company or SAM Group Company, (ii) any event that materially hinders the ability to consummate the transaction contemplated by this Agreement, (iii) any event that effects the business or operations of the Company or SAM Group Companies that has Material Adverse Effect.

7.	Listing. Obtain in-principal approval for listing of Subscription Shares on the regional stock exchanges where the shares of the Company are currently listed.

8.
Agreement. The Promoters of SMC Global Securities Limited, Investor and SMC Global Securities Limited shall have executed a Share Subscription Agreement and Shareholders Agreement in a form acceptable to the Parties and shall have completed the Closing as contemplated in such agreement.

9.
Employment Agreements. (i) The directors of the companies forming part of the SAM Group shall have entered into employment contracts with their respective companies setting out the specific terms and conditions of their employment with the company, (ii) All Key Employees (as set out in Annexure “3”) of the SAM Group Companies shall have entered into a standard format employment agreement, incorporating provisions relating to the adoption of Chinese walls, handling of price sensitive information and non-compete and non-solicitation obligations, and (iii) All employees, on or before Completion or within 60 days from Completion, shall have entered into a standard format employment agreement, incorporating provisions relating to the adoption of Chinese walls, handling of price sensitive information and non-compete and non-solicitation obligations.

10.
Compliance Certificate.  The Company and each of SAM Group Companies shall have obtained a certificate from a practicing Company Secretary confirming that the statutory records have been updated as required under Applicable Laws.

11.
Bank details: The Company shall have provided details of the bank account of the Company maintained with the Authorised Dealer to the Investor for the purpose of receiving the Investment Amount under this Agreement.

Strictly Private & Confidential

12.
Financial Statements: The Investor shall have received from the Promoters and the Company (i) two years Balance Sheet and Profit and Loss Account for the period ended March 31, 2007 and March 31, 2006, and (ii) three years Profit and Loss Account for the period ended March 31, 2007, March 31, 2006 and March 31, 2005 (“Financial Statement”) prepared and translated in accordance with US GAAP and re-audited by a Public Company Accounting Oversight Board accounting firm acceptable to the Investor.

13.
No Objection Letter: The Promoters, the Company and SAM Group Companies shall have delivered to the Investor a No Objection Letter pursuant to Press Note No. 1 and Press Note No. 3 of 2005, in a form attached as Annexure “2” of this Agreement and shall be signed and delivered to the Investor by the Promoters, the Company and SAM Group Companies on or before Completion.

14.
Regulatory Approvals: The Promoters, the Company and SAM Group Companies shall have obtained necessary regulatory approvals as specified in Schedule 9 attached hereto and complied with the requirements of Listing Agreement with respect to the transaction as contemplated in this Agreement and the resulting change in the shareholding of the SAM Group Companies, directly or indirectly, shall be in compliance with the requirements of Applicable Laws.

15.	Financial Statement. The translation and re-audit of Financial Statements in US GAAP shall not have resulted in any variance of more than 25% to the Financial Statements prepared under Indian GAAP.

16.
Name License Agreement. Mr. M.C. Gupta, Mr. S.C. Aggarwal and SAM Global Securities Limited shall have executed a Name License Agreement with the Company for assigning the use of the words “SMC” as part of its corporate name at a nominal fee and agreeing that a similar license shall not be given to any other entity engaged in the similar line of Business except as provided in the Disclosure Schedule. Provided that such companies shall execute similar agreement with the Company confirming that it shall not permit use of the word “SMC” to any other entity without prior approval of the Company.

PART 2: CONDITIONS PRECEDENT OF INVESTOR

1.	Financial Statements: The translation and re-audit of Financial Statements in US GAAP shall not have resulted in any variance of more than 25% from the Financial Statements prepared under Indian GAAP.

2.
Consent by Investor: (i) US Securities and Exchange Commission would have advised that there are no further comments to the proxy statement filed by the Investor in accordance with the requirements of the laws of United States, (ii) the shareholders of the Investor would have passed resolution approving the investments in the Company, and (iii) holders of no greater than 19.9% of equity interest of the Investor should have sought redemption of their equity shares;

3.	KYC Compliance: The Investor shall have satisfied the Know Your Client norms to ascertain that the Investor is an ‘eligible investor’ in accordance with the laws of United States;

4.	Regulatory Approvals: The Investor shall have obtained Foreign Investment Promotion Board approval as specified in Schedule 9 attached hereto.

Strictly Private & Confidential

5.
Agreement. The Promoters of SMC Global Securities Limited, Investor and SMC Global Securities Limited shall have executed a Share Subscription Agreement and Shareholders Agreement in a form acceptable to the Parties and shall have completed the Closing as contemplated in such agreement.

Strictly Private & Confidential

SCHEDULE 5 – RESTRICTED ACTIONS

Any and all of the following actions by Promoters, the Company and/or SAM Group Companies prior to the Completion Date shall be subject to prior consent of the Investor:

1.
Charter Documents. Cause or permit any amendments to its Memorandum of Association or Articles of Association save and except as may be required to give effect to the transactions contemplated by this Agreement.

2.	Dividends. Declare or pay any dividends on or make any other distributions (whether in cash, shares, securities or property) in respect of any of its share capital.

3.
Share Capital. Issue or split, combine or reclassify any of its share capital or issue or authorize the issuance of any Derivative Securities, or repurchase or otherwise acquire, directly or indirectly, any shares or Derivative Securities.

4.
Transfer.  Transfer of any shares or Securities in the Company by Promoter or Promoter Group (except amongst Promoter Group or Promoters spouse and lineal antecedent and descendent) or the Company in SAM Group Companies to any third party.

5.
Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Company or Derivative Securities, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating Company to issue any such shares or Securities.

6.	Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets, except in the Ordinary Course of Business, consistent with past practice.

7.
Payment of Obligations. Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business.

8.	Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of rupee equivalent of INR 82 Million in the aggregate in each Financial Year.

9.	Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies other than in the Ordinary Course of Business.

10.	Termination or Waiver. Terminate or waive any right or benefit of substantial value other than in the Ordinary Course of Business.

11.
Employee Benefit Plans, New Hires, Pay Increases. Amend any company employee plan or adopt any plan that would constitute a company employee plan, pay any special bonus, special remuneration or special non-cash benefit, or increase the benefits, salaries or wage rates of its employees, save and except in the Ordinary Course of Business.

12.
Severance Arrangements. Grant or pay any severance or termination pay or benefits (i) to any director or officer, or (ii) except for payments made pursuant to written agreements outstanding on the date hereof, to any other employee.

13.
Lawsuits. Commence a lawsuit other than in such cases where the company in good faith determines that a failure to commence such suit would result in the material impairment of a valuable aspect of the company’s business, provided that it consults with the Investor prior to the filing of such a suit.

Strictly Private & Confidential

14.
Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the shares, Securities or assets of, or by any other manner, any business or any company, partnership, association or other business organization division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to the Business other than in the Ordinary Course of Business.

15.
Taxes. Other than in the Ordinary Course of Business, make or change any election in respect of taxes, adopt or change any accounting method in respect of taxes, file any tax return or any amendment to a tax return, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes.

16.
Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business or as required by changes in Indian GAAP.

17.	Listing: All decisions with respect to listing of the Company.

18.	Liquidation: Voluntary liquidation or dissolution of the company or any bankruptcy action in relation to the company.

19.	Other. Take or agree in writing or otherwise to take, any of the actions described in Clause 1 through 18 above.

Strictly Private & Confidential

SCHEDULE 6 - CONDITION SUBSEQUENT

1)
Key Persons Provisions: The Company shall maintain Directors’ and Officers’ insurance for members of its Board of Directors in amounts considered reasonable by the Company and consistent with market practice in India.

2)
Key Man Insurance: The Company shall purchase Key Man Insurance policy of such amounts as may be decided by the Board, with benefits payable to the Company, covering the Key Employees and such of the Promoters as may be identified by the Company.

3)
RBI Reporting. The Company shall also ensure that within 30 days from the Completion Date, the relevant forms of the Company are filed with the concerned regulatory authorities including the Registrar of Companies, Reserve Bank of India, etc. in accordance with the provisions of Applicable Law.

4)	Condition Precedent. Any Conditions Precedent not fulfilled at the time of Completion and not entirely waived in writing.

5)
Periodical Financial Statements. The Company shall and the Promoters shall ensure that the Investor is furnished with its quarterly financial statements prepared under Indian GAAP duly translated and audited (if required under Applicable Laws) as per the US GAAP within 42 days of closure of the quarter and annual financial statements prepared in accordance with US GAAP and audited by a Public Company Accounting Oversight Board top 6 accounting firm within 87 days of closure of the financial year, so that the Investor may file the same with the US Securities Exchange Commission.  The Company and the Promoters shall ensure that the Investor is informed of any and all material occurrences on an ongoing basis within 4 working days of such occurrence so that the Investor may file the same with the US Securities Exchange Commission.

6)	Continued guarantee. Promoters shall continue to maintain the personal guarantee issued by them for the financial facilities obtained by the Company and SAM Group Companies from the lenders.

7)
Employment Contracts. All employees, on or before Completion or within 60 days from Completion, shall have entered into a standard format employment agreement, incorporating provisions relating to the adoption of Chinese walls, handling of price sensitive information and non-compete and non-solicitation obligations.

8)
Listing. The Company shall and the Promoters shall ensure that the Equity Shares of the Company are listed on the Bombay Stock Exchange Limited and/or National Stock Exchange Limited within four (4) years from the date of Completion.

9)	Any other items specifically agreed between the Parties and reasonably requested by the Investor.

Strictly Private & Confidential

SCHEDULE 7 - REPRESENTATIONS AND WARRANTIES

PART 1 -  REPRESENTATION AND WARRANTY FROM THE COMPANY AND PROMOTERS

REPRESENTATIONS AND WARRANTIES

Prior to the execution and delivery of this Agreement, the Company and the Promoters, have together delivered to the Investor a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Schedule” as set out in Annexure 3).

Any exception or qualification set forth in the Disclosure Schedule with respect to a particular representation or warranty contained in this Agreement, shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties contained in this Agreement, but only where the relevance of such disclosure to such other representations or warranties is reasonably apparent from the text of such disclosure.

The Company and the Promoters (for themselves and on behalf of the SAM Group Companies) are hereinafter referred to as “Warrantors”.

1	The Promoters, jointly and severally, represent and warrant to the Investor as follows:

1.1	Binding Agreement.

i)
Each of the Promoters have the full legal right, power, authority and capacity to execute, deliver and fully perform such Promoter’s obligations under this Agreement and any documents contemplated hereby to which any of Promoters is a party according to their respective terms.

ii)
This Agreement and any documents contemplated hereby to which any of Promoters is a party have been duly executed and delivered by such Promoter and constitute the legal, valid and binding agreement of such Promoter enforceable against such Promoter in accordance with its terms, except to the extent that: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (b) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

1.2
Bankruptcy. No Bankruptcy Matter of any character affecting all or any of the Promoters are pending or threatened, and none of the Promoters have made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for any Bankruptcy Matter.

1.3
Non-Contravention. The execution, delivery and performance by all and any of the Promoters of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both) and the consummation by each of the Promoters of the transactions contemplated hereby or thereby do not: (a) other than for Clause 2.5 hereof require the consent of any third party; (b) conflict with, result in a breach of, or constitute a default under, any Applicable Law; (c) violate any agreement, indenture, instrument, note, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any of the Promoters is a party or by which any of the Promoters may be bound; (d) violate any order, injunction judgment or decree of any Government Authority by which any of the Promoters may be bound; (e) constitute an act of bankruptcy, preference, insolvency or fraudulent conveyance under any bankruptcy act or other Applicable Law for the protection of debtors or creditors; or (f) conflict with or result in any breach or violation of the terms, conditions or provisions of the Charter Documents (defined below). None of the Promoters is a party to, or bound by, any agreement or commitment that prohibits or restricts the execution and delivery by any of the Promoters of this Agreement or the consummation of the transactions contemplated hereby.

Strictly Private & Confidential

1.4
Litigation. There is no action, claim, suit, Proceedings or investigation pending or threatened by or against or affecting all or any of the Promoters which questions the validity of this Agreement or the right of any of the Promoters to enter into it, or to consummate the transactions contemplated hereby, or which could result in any change in the equity ownership of all or any of the Promoters in the Company. None of the Promoters is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority, and there is no investigation pending or threatened that could prohibit or restrict the execution and delivery by any of the Promoters of this Agreement or the consummation of the transactions contemplated hereby.

1.5
No conflicting interest. Except as disclosed in Section 1.5 of the Disclosure Schedule, none of the Promoters own, beneficially or of record, directly or indirectly, any share capital or other ownership or proprietary interest in any partnership, association, trust joint venture, limited liability company, or other entity that is in direct or indirect competition with the Company or SAM Group Companies.

2	The Warrantors, jointly and severally represent and warrant to the Investor as follows:

2.1	Binding Agreement:

i)
The Company and SAM Group Companies have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and subject to receipt of proposed necessary regulatory approvals as specified in Schedule 9, to perform their obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. There are no other regulatory approvals required for consummating the transaction contemplated under this Agreement other than the approvals as set out in Schedule 9.

ii)
The execution and delivery of this Agreement and the other agreements contemplated hereby, by the Company and SAM Group Companies, the performance by the Company and SAM Group Companies of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby or thereby have been duly authorized by the board of directors of the Company and SAM Group Companies, and no other action on the part of the Company and SAM Group Companies is necessary to authorize the execution and delivery of this Agreement or any other agreements contemplated hereby by the Company and SAM Group Companies or the performance by the Company and SAM Group Companies of their obligations hereunder and thereunder or the consummation by the Company and SAM Group Companies of the transactions contemplated hereby or thereby, except for the receipt of proposed regulatory approvals as specified in Schedule 9 and lenders consent (as referred to in Schedule 2).

Strictly Private & Confidential

iii)
This Agreement has been duly executed and delivered by the Company and SAM Group Companies, and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company and SAM Group Companies will each constitute (in each case assuming due authorization, execution and delivery by the other parties thereto), a legally valid and binding obligation of the Company and SAM Group Companies, enforceable against the Company and SAM Group Companies in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (b) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

2.2	Organization:

i)
The Company and SAM Group Companies are companies incorporated, validly existing and in good standing under the Indian Companies Act, 1956, and each of them have all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. The Company and SAM Group Companies are duly qualified to do business as an Indian corporation and in good standing under the laws of India..

ii)
True and complete copies of the Memorandum and Articles of Association of the Company and SAM Group Companies, as amended and in effect as of the date of this Agreement, have been made available to the Investor (“Charter Documents”).

iii)	The Company and SAM Group Companies are not in violation of any of the provisions of the Charter Documents.

iv)
True and complete copies of the minutes of all meetings of the board of directors and the shareholders of the Company and SAM Group Companies have been made available by the Company and SAM Group Companies to the Investor.

2.3
Bankruptcy. No Bankruptcy Matter of any character affecting the Company or SAM Group Companies is pending or threatened, and Company or SAM Group Companies have not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for any Bankruptcy Matter.

2.4	Capitalization:

i)
Section 2.4 of the Disclosure Schedule, sets out the existing authorized, issued and paid-up share capital of the Company and SAM Group Companies. Except as set forth in Section 2.4, no other Securities of the Company and SAM Group Companies are issued or outstanding. All such issued and outstanding Securities shall have been duly authorized and validly issued, and were not issued in violation of any preemptive or similar rights created by statute or the Charter Documents.

Strictly Private & Confidential

ii)	The Company and SAM Group Companies or any agreement to which the Warrantors are a party or by which they are bound, and have been issued in compliance with Applicable Law.

iii)
The Company has complete and unrestricted power and the unqualified right to issue, transfer and deliver to the Investor, and upon consummation of the transactions contemplated by this Agreement, the Investor will acquire good and valid and marketable title to all of the Subscription Shares, free and clear of all Liens. Section 2.4 of the Disclosure Schedule sets out the indirect shareholding of the Investor in SAM Group Companies, upon Completion.

iv)
As of the date of this Agreement, there are: (a) no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Shares to which the Warrantors are a party, or by which they are bound, obligating the Warrantors to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire any Securities, (b) no outstanding or authorized share appreciation, phantom share, profit participation, or other similar rights with respect to the Company and SAM Group Companies, and (c) no voting agreements, member agreements, proxies or other agreements or understandings in effect to which the Warrantors are a party, or by which they are bound, with respect to the governance of the Company and SAM Group Companies or the voting or transfer of any Securities.

2.5
Third Party Consents. Other than consents and regulatory approvals required for consummating the transaction as set out in Schedule 9, no consent, approval, authorization, order, filing, registration, declaration or qualification of or with any Government Authority or third Person is required to be obtained by the Warrantors in connection with the execution and delivery by the Warrantors of this Agreement or consummation of the transactions contemplated hereby. The Warrantors specifically represent and warrant that the proposed transaction does not require any consent from the lenders of the Company or SAM Group Companies.

2.6	Financial Statements:

i)
The audited consolidated financial statements of the Company and SAM Group Companies (including the balance sheet and the related statements of income and cash flows) as of and for each of the 12-month periods ended March 31, 2006, March 31, 2005 and March 31, 2004, and the un-audited and unconsolidated financial statements of the Company for the nine months period ended on December 31, 2006 (the “The Financial Statements”) are attached in Section 2.6 of the Disclosure Schedule.

ii)	Except as set forth therein, the Financial Statements have been prepared in accordance with Indian GAAP applied on a consistent basis throughout the periods indicated therein.

iii)
The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and SAM Group Companies as of the respective dates and during the respective periods indicated therein.

iv)
All accounts receivable, including without limitation, all trade amounts receivable and other obligations from clients and customers, whether or not evidenced by a note (collectively, “Accounts Receivable”): (a) are bona fide receivables incurred in the Ordinary Course of Business, and (b) are not currently the subject of any counterclaim, or a claim for a chargeback, deduction, credit, set off or other offset, other than in the Ordinary Course of Business and as reflected by the reserve for bad debts recorded on the Financial Statements. No Person has any Encumbrance on any Accounts Receivable or any part thereof.

Strictly Private & Confidential

v)	There are no agreement for deduction, free services, discount or other deferred price or quantity adjustment made by the Company or SAM Group Companies exceeding in aggregate of INR 4,000,000.

vi)
Undisclosed Liabilities: The Company or SAM Group Companies do not have any Liabilities of a nature that is required to be reflected on a balance sheet or in the financial notes thereto in accordance with Indian GAAP, except as: (i) reflected in, reserved against or disclosed in the Financial Statements; (ii) disclosed in Section 2.6 of the Disclosure Schedule, (iii) incurred in the Ordinary Course of Business since March 31, 2006.

2.7
Certain Changes or Events: Except as expressly contemplated by this Agreement or as disclosed in Section 2.7 of the Disclosure Schedule, since the Audited Financial Statements Date and through the date of this Agreement, the Company and SAM Group Companies have conducted its business (including, without limitation, its cash management customs and practices (e.g., collection of receivables, payment of payables, and maintenance of credit practices)) only in the Ordinary Course of Business. Since such date through the date of this Agreement, there has not been, occurred or arisen:

i)	any material damage to, or destruction or loss of, any of the material assets or properties of the Company and/or SAM Group Companies other than related to information technology;

ii)
any declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any Shares or Securities or other equity security, or any redemption, repurchase or other acquisition by the Company and/or SAM Group Companies;

iii)
any sale, pledge, assignment, transfer, lease, guarantee, encumbrance, license or other disposition, or agreement to sell, pledge, assign, transfer, lease, guarantee, encumber, license or otherwise dispose of, any property, asset or interest therein of the Company and/or the SAM Group Companies otherwise than in the Ordinary Course of Business;

iv)
any acquisition (by merger, consolidation or other combination, or acquisition of shares or assets or otherwise) by the Company and/or SAM Group Companies other than over INR 41 million for each such acquisition;

v)	any change in any method of accounting or accounting practice used by the Company and/or SAM Group Companies, other than such changes as are required by Indian GAAP;

vi)
any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, share option, share purchase or other employee benefit plan (other than any such increases required under the applicable terms of any such plan or Applicable Law), or any other increase in the compensation payable or to become payable to any officers of the Company and/or SAM Group Companies, other than in the Ordinary Course of Business;

Strictly Private & Confidential

vii)
any issuance by the Company and/or SAM Group Companies of any Securities convertible, exchangeable or exercisable into any equity securities or warrants, options or other rights to acquire equity shares;

viii)	any termination, cancellation or any modification of a material term of any Listed Contracts, other than this Agreement.

2.8	Intellectual Property.

i)
Section 2.8 of the Disclosure Schedule contains a true, correct and complete list of all (i) Indian and foreign patent and patents applications, the number, issue date, title and priority information for each country in which such patent has been issued, or the application number, date of filing, title and priority information for each country in which a patent application is pending; (ii) registered and unregistered trademarks, trade names or service marks, logos, designs and slogans, the application serial number or registration number thereof, if applicable, the class of goods or services or the description of the goods or services covered thereby, the jurisdiction in which such trade name or trademark is registered or filed, and the expiration date for each jurisdiction in which such trademark or trade name has been registered or filed; (iii) registered copyrights, the number and date of registration thereof for each country in which a copyright has been registered and (iv) domain names and applications for registration of domain names, in each case included in the Proprietary Rights.

ii)
Except as disclosed in Section 2.8 of the Disclosure Schedule, (i) the operation of the business, including the use of the Owned Proprietary Rights, does not infringe or misappropriate or otherwise materially violate the Proprietary Rights of any third party, and no claim is pending or, to the Knowledge of the Warrantors, threatened against the Company or any SAM Group Companies alleging any of the foregoing, (ii) the Company and SAM Group Companies owns, or has necessary licenses all of the Proprietary Rights necessary for the conduct of the business, and (iii) except for the Owned Proprietary Rights and the Licensed Proprietary Rights, no material right, license, lease, consent, or other agreement is required with respect to any Proprietary Right for the conduct of the Business.

iii)
Subject only to the terms of the licenses listed in Section 2.8 of the Disclosure Schedule or licenses that are immaterial to the Ordinary Course of Business of the Company and/or any SAM Group Companies, or except as disclosed in Section 2.8 of the Disclosure Schedule, the Company or an SAM Group Companies is (i) the sole owner of the entire and unencumbered right, title and interest in and to each item of the Owned Proprietary Rights, and (ii) entitled to use the Owned Proprietary Rights and Licensed Proprietary Rights in the ordinary course of its business to the extent such Proprietary Rights are used in the operation of the business.

iv)
Except as disclosed in Section 2.8 of the Disclosure Schedule, the Owned Proprietary Rights and Licensed Proprietary Rights include all of the material Proprietary Rights used in the business, and there are no other items of Proprietary Rights that are material to the business of the Company and SAM Group Companies.

Strictly Private & Confidential

v)
The Company and SAM Group Companies have made available to Investor for inspection during the due diligence by the Investor all material correspondence and all written opinions in its possession relating to potential infringement or misappropriation (a) by the Company or any SAM Group Companies of any Proprietary Rights of any third party, or (b) by any third party of any of the Owned Proprietary Rights or Licensed Proprietary Rights.

vi)
Except as disclosed in Section 2.8 of the Disclosure Schedule, to the Knowledge of the Warrantors, (i) no third party is engaging in any activity that infringes or misappropriates the Owned Proprietary Rights or Licensed Proprietary Rights and (ii) the Company and the SAM Group Companies have not granted any material license or other right to any third party with respect to the Owned Proprietary Rights or Licensed Proprietary Rights.

vii)
The Company and the SAM Group Companies have a license to use all software development tools, library functions, compilers and other third-party software that are used in the operation of the business and are material to the business, taken as a whole.  To the Knowledge of Warrantors, all material software used in the business is free of all viruses, worms and Trojan horses, and does not contain any critical bugs, errors, or problems, in each case that reasonably would be expected to have a material adverse impact on the business, taken as a whole.

viii)
The Company and each of the SAM Group Companies have secured valid written assignments or agreements from all current and former consultants and employees who contributed to the creation or development of the material Owned Proprietary Rights used or held for use by the Company or the SAM Group Companies, in each case assigning such Person’s ownership interest therein.  All employees of, consultants to or vendors of the Company or any SAM Group Companies with access to confidential information of the Company or any SAM Group Companies are parties to written agreements under which, among other things, each such employee, consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company or any SAM Group Companies.  To the Knowledge of Warrantors, none of the employees, consultants or vendors of the Company or any SAM Group Companies is in violation of such agreements.

3	Contracts.

3.1
As of the date of this Agreement, Section 3.1 of the Disclosure Schedule contains a true, correct and complete list of all contracts in excess of INR 41 Million referred to in clauses (i) through (xv), inclusive, of this Section 3.1 to which the Company or any SAM Group Companies is a party (each, a “Listed Contract” and, collectively, the “Listed Contracts”).  True, correct and complete copies of each Listed Contract have been made available to the Investor:

i)
Contract notes (other than in the Ordinary Course of Business), debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, or other Listed Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing;

Strictly Private & Confidential

ii)
Contracts with any labor union or contracts for the employment of any Person on a full-time, part-time or consulting basis or any consulting, termination or severance agreements to the extent there remain payment obligations to be performed by the Company or any SAM Group Companies;

iii)	leases of real property from or to a Person;

iv)	leases, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any

v)
leasehold or other interest in, any personal property or asset involving individual annual aggregate payments in excess of INR 20.5 million and which are not terminable by the Company or an SAM Group Companies  without penalty or further payment or without more than 90 days’ notice;

vi)
joint venture, partnership or limited liability company agreements involving a share of profits, losses, costs or liabilities (excluding agreements with third parties involving the co-branding and hosting of websites under a revenue sharing arrangement);

vii)
Contracts explicitly requiring fixed expenditures after the date of this Agreement in an amount in excess of INR 20.5 million which are not terminable by the Company or an SAM Group Companies without penalty at its discretion;

viii)
Contracts with any Person that generated consolidated net revenues for the Company and SAM Group Companies during the twelve months ended March 31, 2007 in excess of INR 20.5 million other than brokerage contracts and Bombay Stock Exchange;

ix)
licensing agreements with respect to proprietary rights that obligate the Company or any SAM Group Companies to make royalty payments, license fee payments or other similar payments after the date of this Agreement;

x)
Listed Contracts between the Company or an SAM Group Companies, on the one hand, and any director, officer, equity holder or Affiliate of the Company or any SAM Group Companies, on the other hand, or any former director, officer, equity holder or Affiliate to the extent there remain payment or issuance of equity obligations to be performed by the Company or any SAM Group Companies pursuant to such Listed Contracts;

xi)
Listed Contracts containing covenants limiting the freedom of the Company or any SAM Group Companies in any material respect to compete with any Person in any line of business or in any area or territory;

xii)
all Listed Contracts that result in any Person holding a power of attorney from the Company or any SAM Group Companies that relates to the Company, any SAM Group Companies or their respective businesses (other than powers of attorney granted in the ordinary course of business to (i) patent counsel engaged in the prosecution of patents, trademark counsel and their agents engaged in applying for trademarks and accountants engaged in filing tax returns, and (ii) employees of the Company or any SAM Group Companies to act on behalf of the Company or such SAM Group Companies with respect to Taxes); and

Strictly Private & Confidential

xiii)	all other Listed Contracts, whether or not made in the ordinary course of business, the termination of which would reasonably be expected to have a Material Adverse Effect.

xiv)
Except for such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Listed Contract is in full force and effect and represents a legally valid and binding obligation of the Company or an SAM Group Companies which is a party thereto, (ii)  the Company and each SAM Group Companies has performed, in all material respects, all obligations required to be performed by it under each of the Listed Contracts to which it is a party and, to the Knowledge of the Warrantors, each other party to such Listed Contracts has performed, in all material respects, all obligations required to be performed by it under such Listed Contracts, and (iii) neither the Company nor any SAM Group Companies is in material breach or violation of, or material default under, any of the Listed Contracts to which it is a party, nor has the Company or any SAM Group Companies received any written notice that it has materially breached, violated or defaulted under any of the Listed Contracts to which it is a party except for income from brokerage.

xv)
Except as set forth on Section 3.1 of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor SAM Group Companies nor the Warrantors have received any notice, nor has any Knowledge, that any Person that generated consolidated net revenues for the Company or SAM Group Companies during the twelve months ended Match 31, 2006 in excess of INR 20.5 million intends to terminate, materially reduce (i.e., reduction by more than 5% from actual consolidated net revenues for such twelve month period) or otherwise materially alter its business or relationship with the Company or any SAM Group Companies and no such Person has terminated, materially reduced or otherwise materially altered its business or relationship with the Company or any SAM Group Companies in the last twelve (12) months.

3.2	Taxes:

i)
The Company and the SAM Group Companies have timely filed and if there has been a delay, with late fee payment) with the appropriate taxing authorities each Tax Return required to be filed prior to the date that such Tax Return became delinquent.

ii)
All such Tax Returns filed are complete and accurate in all material respects, and all Taxes shown to be due and payable on such Tax Returns have been paid, except for those Taxes which are being challenged in good faith and for which adequate reserves have been made.

iii)
All unpaid Taxes payable by the Company and SAM Group Companies for periods (or portions thereof) ending on or before March 31, 2007, whether or not disputed, are adequately reserved in accordance with Indian GAAP on the Financial Statements.

iv)	Neither the Company nor SAM Group Companies are the beneficiaries of any extension of time within which to file any Tax Return.

v)	There are no material Encumbrances for Taxes on any of the assets of the Company and SAM Group Companies.

Strictly Private & Confidential

3.3	Except as set forth in Section 3.3 of the Disclosure Schedule:

i)
no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company and/or SAM Group Companies;

ii)
there is no Action or audit now in progress, pending or, to the Knowledge of the Company and SAM Group Companies and/or the Promoters, threatened against or with respect to the Company and/or SAM Group Companies with respect to any Tax;

iii)
neither the Company nor the SAM Group Companies is a party to or bound by any Tax allocation or Tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes;

iv)
no claim has ever been made by a taxing authority in a jurisdiction where the Company and SAM Group Companies does not pay Tax or file Tax Returns that the Company and SAM Group Companies are or may be subject to Taxes assessed by such jurisdiction; and

v)
The Company and SAM Group Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

3.4
Section 3.4 of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company and SAM Group Companies are required to file Tax Returns relating to its operations.

3.5
Litigation and Governmental Orders: Except as set forth in Section 3.5 of the Disclosure Schedule, (a) there are no material Actions pending or, to the Knowledge of the Warrantors, threatened against the Warrantors, any of the assets or properties of the Warrantors, or any of the, directors and/or officers of Warrantors, and (b) none of the Warrantor or their respective assets or properties are subject to any material Governmental Authority relating specifically to Warrantor or any of their respective assets or properties.

3.6	Compliance with Laws:

i)	The business of the Company and SAM Group Companies are being conducted in compliance with all Applicable Laws.

ii)
The Company and SAM Group Companies are in compliance with the terms and requirements of all Licenses. The Company and SAM Group Companies have not received any written notice or other written communication from any Governmental Authority regarding: (a) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any conditions with respect to any Licenses, (b) any violation of any Applicable Law by Company or SAM Group Companies, or (c) any other limitations on the conduct of business by Warrantors.

iii)
The Company and SAM Group Companies are not in violation of any term of provision of: (a) its Charter Documents, or (b) any Applicable Law or regulatory approval applicable to, or which is binding upon, or affects it or any of its assets or revenues or the operation of their business. Any non-compliances have been disclosed in Section 3.6 of the Disclosure Schedule and there are no outstanding penalties payable to any Governmental Authority except as set out in Section 3.6 of the Disclosure Schedule.

Strictly Private & Confidential

iv)	There has not been any breach with respect to compliance of the requirements of the listing agreement by the Company.

v)	All contract notes (issued to the clients) used by the Company or SAM Group Companies are in compliance with the requirements of Applicable Law.

3.7	Licenses:

i)	Set forth in Section 3.7 of the Disclosure Schedule is a list of all Licenses held by the Company and SAM Group Companies which are required for the Business.

ii)	The Company and SAM Group Companies have all Licenses required to permit the Company and SAM Group Companies to conduct their respective parts of the business.

iii)
All of the Licenses held by or issued to the Company and SAM Group Companies are in full force and effect, and the Company and SAM Group Companies is a party thereto is and has been in full compliance with each such Licenses held by or issued to it and all applicable laws, rules, regulations, bye-laws, and circulars in this regard, including all reporting and filing requirements.

3.8
Immovable Property. Section 3.8 of the Disclosure Schedule lists all real property owned by the Company and SAM Group Companies (“Owned Real Property”).  Section 3.8 of the Disclosure Schedule also lists all real property leased from or to a third party by the Company or any SAM Group Companies (“Leased Real Property”). Except as set forth on Section 3.8 of the Disclosure Schedule, the Company or one of the SAM Group Companies has a valid and subsisting title to all Owned Real Property and/or has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to any (i) Permitted Encumbrance, and (ii) except where the failure to have such interests or possession would not, individually or in the aggregate, reasonably be expected to materially impair the Company or the SAM Group Companies use of such parcel of Owned or Leased Real Property for the uses for which it is currently intended.

3.9	Employee Benefit Matters:

i)
To the Knowledge of the Warrantors, there are no claimed and/or outstanding dues, including salary, provident fund, or gratuity, of any employees, agents, advisors, and/or consultants of the Company and SAM Group Companies.

ii)	The Company and SAM Group Companies have been in full and complete compliance of all labour and industrial laws that are applicable to the Company and SAM Group Companies as per Applicable Laws.

Strictly Private & Confidential

3.10
Labor Matters: The Warrantors are not party to any labour agreement with respect to its employees with any labour organization, group or association, nor, to the Knowledge of the Warrantors, the Company and SAM Group Companies there been any attempts to organize the employees of within the one (1) year period prior to the date of this Agreement. There is no labor strike, labor disturbance or work stoppage pending against the Company and SAM Group Companies.  There are no labour disputes, administrative proceedings or court complaints pending or threathened, to the Knowledge of Warrantors, before any Governmental Authority or any court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor. No officer or key employee of the Company and SAM Group Companies has given oral or written notice of termination of his or her relationship with the Company and/or SAM Group Companies. Employees of the Company and each of the SAM Group Companies are required to adhere to the insider trading policy applicable to their respective employer company and that there have been no breaches of the same and appropriate indemnities in this regard.

3.11
Environmental Matters: Company is into service industry and Environment Laws are not applicable to the Company and any of the SAM Group Companies and accordingly: (i) to the Knowledge of Warrantors, no hazardous material is present at any Owned or Leased Real Property in violation of any Environmental Law; (ii) neither the Company nor any of the SAM Group Companies has engaged in any hazardous materials activity in violation of any Environmental Law and (iii) no action is pending or, to the Knowledge of the Company or SAM Group Companies, threatened against the Company or any SAM Group Companies concerning any of the hazardous materials activities of the Company and the SAM Group Companies, or hazardous materials activity on any Owned or Leased Real Property.

3.12	Insurance:

i)
All requisite insurance cover, including  indemnity, fire, crimes and liability, errors and omissions, workers’ compensation, vehicular, and other insurance including those prescribed by the exchanges and/or regulatory authorities have been taken or held as of date by the Company and SAM Group Companies and the same is valid and in full force and effect.

ii)
The Company and SAM Group Companies are not in default with respect to any material provision contained in any such insurance policies, nor has the Company and SAM Group Companies failed to give any material notice or present any material claim under any such insurance policies in due and timely fashion.

iii)	The Company and SAM Group Companies have not received any written notice of cancellation or non renewal of any such insurance policies.

3.13	Websites:

i)
Section 3.13 of the Disclosure Schedule sets forth a true, accurate and complete list of all domain names for websites that are owned or used by the Company and SAM Group Companies (the “Websites”). Except as disclosed in Section 3.13 of the Disclosure Schedule with respect to each Website, the Company and SAM Group Companies: (i) possesses all legal rights to the exclusive use of the domain names with respect thereto; (ii) to the Knowledge of the Warrantors and based on current traffic forecasts for its Websites, has adequate computer and personnel resources to help ensure that no service outages will occur due to insufficient data-storage, memory, server or other related reasons which would reasonably be expected to have a Materially Adverse Effect on the operation of the business; and (iii) has taken commercially reasonable steps to protect the confidentiality, integrity and security of their software, databases, systems, networks and Websites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use. Further, all domain name used by the Company or the SAM Group Companies and registered in individual name of Ramanand Garg has been transferred to and now owned by the Company.

Strictly Private & Confidential

ii)
The Company and SAM Group Companies do not distributes Spyware or Adware in connection with the Business. “Spyware” means any software that covertly gathers information regarding user online activity through the user’s Internet connection (i.e., without notice that such information may be gathered), whether or not such software is bundled as a hidden component of a toolbar or like application, other than information: (i) reasonably gathered in connection with services or information provided by the Company and SAM Group Companies to such users, including without limitation through or via “cookies”, or (ii) that is not associated with Personally Identifiable Information.  “Personally Identifiable Information” means data that identifies a particular person, by name, address, telephone number, electronic mail address, social security number, permanent account number, unique client code, bank account number or credit card number. “Adware” means any software that causes advertising to pop-up as a new window (over or under) on the user’s computer based on the user’s online activity (other than advertisements that the Company and SAM Group Companies serves to visitors to their respective Websites while those visitors are visiting or exiting such Websites) or which is used to distribute Spyware.

iii)
The Company and SAM Group Companies and the Promoters have not: (i) violated in any material respect the rights of any Person with respect to Personally Identifiable Information provided under any applicable Law including, without limitation, rights respecting (x) privacy generally, and (y) the obtaining, storing, using, sharing or transmitting of Personally Identifiable Information of any type, whether via electronic means or otherwise; or (ii) failed in any material respect to comply with the published privacy policies as applicable from time to time.

3.14
Internal Controls. The Company and SAM Group Companies maintains a system of internal accounting controls that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with the management’s general or specific authorizations: (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with the management’s general or specific authorization; and (iv) except as disclosed in Section 3.14 of the Disclosure Schedule, the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.15
Investor Proxy Statement: None of the information to be supplied by the Warrantors for inclusion in the Investor Proxy Statement at the time of the mailing of the Investor Proxy Statement and each amendment or supplement thereto, and at the time of the Investor Special Meeting, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Strictly Private & Confidential

3.16
Brokers: Except for Beejay Investments and Financial Consultants Private Limited and Singhi Advisors Limited (the “Financial Advisors”), who are entitled to certain investment banking and advisory fees to be mutually agreed in connection with the transactions contemplated by this Agreement, no broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement. Prior to the date of this Agreement, the Warrantors have delivered to the Investor a true and complete copy of all agreements between the Warrantors and Financial Advisors pursuant to which the Financial Advisors would be entitled to any payment.

3.17	Competition and Trade Relations:

i)	None of the Company and SAM Group Companies have entered into any restrictive practices and/or arrangements.

ii)
None of the Company and SAM Group Companies have received or are exchanging any communications with or from, or any notifications (including pending notifications) to, any governmental or regulatory authority under any anti-trust regulatory or similar legislation.

iii)	No judgment, ruling, finding, order or any other decision, preliminary or final, of any anti-trust regulatory authority or of any court binding on the Company and SAM Group Companies has been passed.

iv)
There are no current or pending investigations by, or proceedings before, any antitrust or relevant regulatory authority or any court, including any pending threat by an anti-trust or relevant regulatory authority to open any such investigations or proceedings in respect of the Company and SAM Group Companies.

3.18
Related Party Transaction. All related party transactions between the Warrantors and their relatives or group entities have been disclosed in Section 3.18 of the Disclosure Schedule other than in the Ordinary Course of Business. All transactions with the related parties have been at arms length except for the transactions with employees and relatives and family members and their companies are not disclosed separately which is an industry practice.

3.19
Representations Complete. None of the representations or warranties made by the Warrantors herein or in any schedule or exhibit hereto, including the Disclosure Schedule, or certificate furnished pursuant to this Agreement or any written statement furnished to the Investor pursuant hereto or in connection with the transactions contemplated hereby, contain, or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

 PART 2 -REPRESENTATIONS AND WARRANTIES OF INVESTOR

Prior to the execution and delivery of this Agreement by the Investor, the Investor has delivered to the Company and Promoters a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Investor Disclosure Schedule” attached as Annexure “4”).  Any exception or qualification set forth in the Investor Disclosure Schedule with respect to a particular representation or warranty contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties contained in this Agreement, but only where the relevance of such disclosure to such other representations or warranties is reasonably apparent from the text of such disclosure.  Nothing in the Investor Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Investor contained in this Agreement.  Subject to the exceptions and qualifications set forth in the Investor Disclosure Schedule, the Investor represents and warrants to the Company and Promoters as follows:

Strictly Private & Confidential

1
Authority:  The Investor has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other agreements contemplated hereby by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby or thereby have been duly authorized by the directors of the Investor, and, except for the approval of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby by the holders of a majority of the Investor’s outstanding and publicly traded shares of common stock present and voting at a special meeting of the Investor’s stockholders to be convened for that purpose (the “Investor Stockholders’ Approval”), no other action on the part of Investor is necessary to authorize the execution and delivery of this Agreement or any other agreements contemplated hereby by the Investor or the performance by the Investor of its obligations hereunder and thereunder or the consummation by the Investor of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Investor, and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Investor will each constitute (in each case assuming due authorization, execution and delivery by the other parties thereto), a legally valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any Applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Applicable Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2
Organization:  The Investor is a company incorporated, validly existing and in good standing under the General Corporation Law of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted.  True and complete copies of the certificate of incorporation (the “Investor Charter Document”) [and Bylaws (the “Investor’s Bylaws”)] of the Investor, [each] as amended and in effect as of the date of this Agreement, have been made available to the Company and Promoters.  The Investor is not in violation of any of the provisions of the Investor Charter Document or the Investor’s Bylaws.

3	Investor Capitalization:

3.1
As of the date of this Agreement, 9,062,500 shares of Investor’s common stock are issued and outstanding.  Except as set forth under Section 3(a) of the Investor Disclosure Schedule, no other equity securities of the Investor are issued or outstanding.  All such issued and outstanding shares of common stock have been duly authorized and validly issued, and were not issued in violation of any preemptive or similar rights created by statute, the Investor Charter Documents, the Investor’s Bylaws or any agreement to which the Investor is a party or by which it is bound, and have been issued in compliance with applicable U.S. Federal securities Laws.

Strictly Private & Confidential

3.2
As of the date of this Agreement, except as set forth in Section 3.2 of the Investor Disclosure Schedule, there are (i) no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the shares of common stock to which the Investor is a party, or by which it is bound, obligating the Investor to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of common stock, and (ii) no outstanding or authorized share appreciation, phantom share, profit participation, or other similar rights with respect to the Investor.

3.3
As of the date of this Agreement, except as set forth in Section 3.3 of the Investor Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the shares of common stock to which the Investor is a party, or by which it is bound, obligating the Investor to repurchase, redeem or otherwise acquire any issued and outstanding shares of common stock ; and (ii) no voting agreements, member agreements, proxies or other agreements or understandings in effect to which the Investor is a party, or by which it is bound, with respect to the governance of Investor or the voting or transfer of any shares of common stock.

4	Investor Subsidiaries:

4.1
Section 4(a) of the Investor Disclosure Schedule sets forth (i) the legal name of the Investor’s Dubai Subsidiary as of the date of this Agreement and (ii) the proposed capitalization thereof and the proposed ownership of interest in the Investor’s Dubai Subsidiary. All issued and outstanding equity interests in the Investor’s Dubai Subsidiary will be owned beneficially and of record by the Investor, free and clear of all Encumbrances of any kind or any restrictions on the right to vote, sell or otherwise dispose of such equity interest. No Person other than the Investor will have any economic interest in, or right to participate in, the earnings of the Investor’s Dubai Subsidiary.

4.2
When incorporated the Investor’s Dubai Subsidiary will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and have the requisite power and authority to own, operate or lease the respective properties and assets that it may own, operate or lease, and carry on its business in all material respects. The Investor’s Dubai Subsidiary will be duly qualified to do business as a foreign entity, and be in good standing, under the Laws of the jurisdiction in which the character of its properties are owned, operated or leased, or the nature of its activities, makes such qualification necessary.

5
Conflicts and Consents:  The execution and delivery by the Investor of this Agreement and the other agreements contemplated hereby, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby does not and will not (i) conflict with or result in a violation of the Investor Charter Document or the Investor’s Bylaws or any equivalent organizational documents of any Investor Subsidiary; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to the Investor, or any Investor Subsidiary or any of their respective assets or properties; or (iii) except for the Investor Shareholders Approval, require any consent or approval under, result in a breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of the Investor or any Investor Subsidiary pursuant to any Contract or any material Permit.

Strictly Private & Confidential

6
Governmental Consents, Approvals, Etc.:  Except as set forth in Section 6 of the Investor Disclosure Schedule, no consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by the Investor or any Investor Subsidiary in connection with the execution and delivery of this Agreement by the Investor or the consummation by the Investor of the transactions contemplated by this Agreement.

7
Litigation and Governmental Orders:  There are no material Actions pending or, to the Knowledge of the Investor, threatened against the Investor or any Investor Subsidiary, any of the assets or properties of the Investor or any Investor Subsidiary, or any of the directors and officers of the Investor or any Investor Subsidiary in their capacity as directors or officers of the Investor or any Investor Subsidiary, and none of the Investor, any Investor Subsidiary or their respective assets or properties is subject to any material Governmental Order relating specifically to the Investor, any Investor Subsidiary or any of their respective assets or properties.

8
Compliance with Laws:  Neither the Investor nor any Investor Subsidiary has received any written notice from any Governmental Authority to the effect that the Investor or any Investor Subsidiary is not in compliance with any applicable Law.

9
Investor SEC Reports:  Since its inception, the Investor has filed all reports, registration statements and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act, and the Investor will file all such reports, registration statements and other documents required to be filed by the Investor from the date of this Agreement to the Closing Date (all such reports, registration statements and documents filed or to be filed with the SEC, are collectively referred to as “Investor SEC Reports”).  As of their respective dates, the Investor SEC Reports complied or will comply in all material respects with all rules and regulations promulgated by the SEC and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Investor has provided to the Company and Promoters a true and complete copy of all Investor SEC Reports filed on or prior to the date hereof, and will promptly provide to the Company and Promoters a true and complete copy of any such reports filed after the date hereof and prior to the Closing Date.

10
Investor Proxy Statement:  None of the information to be supplied by the Investor or any Investor Subsidiary for inclusion in the Investor Proxy Statement at the time of the mailing of the Investor Proxy Statement and each amendment or supplement thereto, and at the time of the Investor Special Meeting, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

11
Brokers:  Except for Step Two Corporation Limited (the “Investor Financial Advisor”), which is entitled to certain investment banking and advisory fees in connection with the transactions contemplated by this Agreement, no broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investor, any Investor Subsidiary, or any of their respective Affiliates.

Strictly Private & Confidential

SCHEDULE 8 – PRE-COMPLETION SHAREHOLDING OF SAM GROUP COMPANIES

SAM GLOBAL SECURITIES LIMITED

Name	Number of	Face value	Amt. Paid	% of total
	Shares Held	per shares (Rs)	(Rs. In lakhs)
Promoters	–	–	–	–
SMC Global Securities Ltd.	970000	10	9,700,000.00	9.70
SMC Share Brokers Ltd.	970000	10	9,700,000.00	9.70
Jai Ambey Share Broking Ltd.	970000	10	9,700,000.00	9.70
MVR Share Trading (P) Ltd.	960000	10	9,600,000.00	9.60
ATOZ Consultants (P) Ltd.	725,000	10	7,250,000.00	7.25
ATOZ Venture Capital Ltd.	725,000	10	7,250,000.00	7.25
Rolex Finvst (P) Ltd.	725,000	10	7,250,000.00	7.25
Zee Dataline (P) Ltd.	725,000	10	7,250,000.00	7.25
Mr. Anurag Bansal	150,000	10/-	1,500,000.00	1.50
Mr. Ajay Garg	150,000	10/-	1,500,000.00	1.50
Others	2930057	10	29,300,570.00	29.30
TOTAL	10000057	10	100,000,570.00	100.00

ABHICHHAYA INVESTMENTS PRIVATE LIMITED

Name of Shareholder	No. of shares held	Percentage

Promoters
SMC Comtrade Limited	18,200	39.91
SAM Global Securities Ltd.	12,200	26.75
Others	15,200	33.34
TOTAL	45600	100

PULIN INVESTMENTS PRIVATE LIMITED

Name of Shareholder	No of shares held	Percentage

SMC Comtrade Limited	14,000	39.88
SAM Global Securities Ltd.	9,400	26.78
Others	11,700	33.34
TOTAL	35100	100

Strictly Private & Confidential

NEXGEN CAPITALS LIMITED

Name of Shareholder	No of shares held	Percentage

Abhichhaya Investments (P) Ltd.	1141897	44.93
Pulin Investments (P) Ltd.	1195363	47.03
SMC Comtrade Limited	69,600	2.74
Others	134,800	5.3
TOTAL	2541660	100

Strictly Private & Confidential

SCHEDULE 9 – LIST OF REGULATORY APPROVALS

Regulatory approval for Investor in India:

»	Approval from Foreign Investment Promotion Board for Investor to acquire Investor Shares in the Company and for Company to hold downstream investments in SAM Group Companies.

Regulatory approval for the Company, Promoters and SAM Group Companies:

Name of Company	Activities	FDI regulations	Regulatory Approval required prior change in shareholding
SAM Global Securities Limited	» Investment is Shares & Securities » BSE Trading and depository	» 100% permitted to certain capitalization requirements	• BSE • Gauhati Stock Exchange
Pulin Investment Private Limited	Investment Company	NIL	NIL
Abhichaya Investments Private Limited	Investment Company	NIL	NIL
Nexgen Capitals Limited	Category I Merchant Banker	FDI upto 100% is permissible under the automatic route subject to certain minimum capitalization requirements	Prior approval as per Regulation 9A (1) (a) and (b) SEBI (MB) Regulation, 1992

Strictly Private & Confidential

SCHEDULE 10 – LIST OF CLOSING DELIVERABLES

1)
A certificate signed by the Promoters and the Company to the effect that the Representations and Warranties contained in this Agreement, continue to be true and correct as on the Completion Date with the same effect as though such Representations and Warranties had been made as of such date.

2)	A certificate signed by the Promoters and the Company confirming the fulfillment of the Conditions Precedent.

3)	A certificate from the Warrantors confirming that there has not been any Material Adverse Effect from the Effective Date to the Completion Date.

4)
Original share certificates or credit to the depository account provided by the Investor that evidences the Subscription Shares being issued and allotted to the Investor in accordance with the provisions of this Agreement.

5)	Certified true copies of the Register of Member of the Company and SAM Group Companies confirming the proposed shareholding as set out in Schedule 3.

6)
No Objection Letter pursuant to Press Note No. 1 and Press Note No. 3 of 2005, in a form set out in Annexure “2” shall be signed and delivered to the Investor by the Promoters, the Company and SAM Group Companies.

7)
Articles of Association of the Company and SAM Group Companies amended in a form acceptable to the Investor to reflect the provisions of the Shareholders Agreement to be adopted on or at Completion Date.

8)	Certified copies of board and shareholders resolutions of the Company approving execution of the Agreement and issue of Subscription Shares and transfer of Purchased Shares to Investor.

9)	Certified true copies of the regulatory approvals as specified in Schedule 9.

10)	Chartered accountant certificate for fair value of shares as required under Foreign Exchange Management Act, 1999 and the guidelines of Reserve Bank of India.

11)	Certificate from Company Secretary in Whole Time Practice confirming that the statutory records of the Company and SAM Group Companies are in accordance with the requirements of the Act.

12)	Such other documents as are required under this Agreement and not specifically set out above and reasonably requested by the Investor.

Strictly Private & Confidential

 ANNEXURE 1 – FORM OF SHAREHOLDERS AGREEMENT

[Attached separately with this Agreement]

Strictly Private & Confidential

ANNEXURE 2 – FORM OF NO OBJECTION LETTER

[On the letterhead of SMC Limited]

NO OBJECTION LETTER
[         , 2007]

Millennium India Acquisition Company Inc.
330 East, 38th Street,
Suite 46C,
New York,
NY 10016, USA

Dear Sirs,

Re: No Objection Letter from SAM Global Securities Limited (the “Company”)

We write with reference to the understanding and arrangement with the Shareholders Agreement dated ● 2007, entered into by and between Millennium India Acquisition Company Inc., SAM Global Securities Limited (“Company”) and the Promoters of the Company.

1.
We hereby irrevocable declare, acknowledge and confirm that Millennium India Acquisition Company Inc., their nominees, assignees, affiliates, subsidiaries and/or group companies (Collectively “Millennium”), shall not be subject to any restrictions or objections from us from entering into any business, opportunities, investments, joint ventures, collaborations, partnerships, alliances, enterprise, technology transfer, technology license, trademark agreement or any other collaboration, agreement or arrangement, by itself or through its subsidiaries, affiliates, joint ventures, partnerships, offices, representatives, contractors, or otherwise howsoever, in or outside India.

2.
We hereby irrevocably waive, for purposes of any Indian legal or regulatory requirements, any objection we may have in connection with any proposal by Millennium for investment in any business / arrangement with any person, including but not limited to waiver of our rights under Press Note 1 and 3 of 2005 of the Department of Industrial Promotion and Policy, Government of India in any business or activity other than financial services (i.e. stock broking, commodities broking, insurance broking and merchant banking) for a period of 5 years from the date of issue of this letter or termination of the Shareholders Agreement, whichever is earlier. However, this restriction will exclude proposed investments by Millennium in SMC Global Securities Limited.

3.
This no objection letter may be produced by Millennium to any government or regulatory authority in support of any proposal by Millennium for investment in any business / arrangement with any person. This letter may be treated as a declaration waiving our rights under Press Note 1 and 3 of 2005 of the Department of Industrial Promotion and Policy, Government of India. Our declaration and waiver under this letter is irrevocable. The contents of this letter shall be binding on us and on our heirs, executors, administrators, successors and permitted assigns.

Strictly Private & Confidential

Yours sincerely,

Millennium India Acquisition Company Inc.                                                              SAM Global Securities Limited

_______________________________                                                                  _______________________________
Name:                                                                                                    Name:  Mr. Ajay Garg
Title:                                                                                              < /font>Title: Director

_______________________________
Name: Mr. Ajay Garg

SMC Global Securities Limited
_______________________________
Name: Mr. S.C.Aggarwal
Title: Directors

SMC Share Brokers Limited
_______________________________
Name: Mr. M.C. Gupta
Title: Directors

_______________________________
Mr. S.C. Aggarwal and Mr. M.C. Gupta (for and on behalf of the Promoter Group)

Strictly Private & Confidential

ANNEXURE 3 – DISCLOSURE SCHEDULE

[Attached Seperately]

Strictly Private & Confidential

ANNEXURE 4– INVESTOR DISCLOSURE SCHEDULE

[Attached Seperately]

Strictly Private & Confidential